UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

KBS REAL ESTATE INVESTMENT TRUST III, INC.

(Name of Registrant as Specified in its Charter)

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☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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800 Newport Center Drive, Suite 700

Newport Beach, California 92660

Proxy Statement and

Notice of Annual Meeting of Stockholders

To Be Held Monday, December 14, 2020

SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS

Dear Stockholder:

On Monday, December 14, 2020, KBS Real Estate Investment Trust III, Inc. (“we,” “us” or the “Company”) will hold our annual meeting of stockholders at the offices of KBS, 800 Newport Center Drive, 7th Floor Boardroom, Newport Beach, California 92660. The annual meeting will begin at 11:00 a.m. Pacific time. Directions to the annual meeting can be obtained by calling (866) 527-4264.

We are holding the annual meeting of stockholders for the following purposes:

1.	To elect four directors to hold office for one-year terms.

The Board of Directors recommends a vote FOR each nominee.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020.

In addition, we will attend to such other business as may properly come before the annual meeting and any adjournment or postponement thereof. The board of directors does not know of any matters that may be voted upon at the annual meeting other than the matters set forth above.

The board of directors has selected October 13, 2020 as the record date for determining stockholders entitled to vote at the annual meeting.

The proxy statement, proxy card and our 2019 annual report to stockholders are being mailed to you on or about October 22, 2020.

Whether or not you plan to attend the annual meeting and vote in person, we encourage you to have your vote recorded as early as possible. Stockholders have the following three options for submitting their votes by proxy: (1) via the Internet; (2) by telephone; or (3) by mail, using the enclosed proxy card.

YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MONDAY, DECEMBER 14, 2020:

Our proxy statement, form of proxy card and 2019 annual report to stockholders are also available at www.proxyvote.com, and can be accessed by using the 16-digit control number and following the instructions located on the enclosed proxy card.

* Due to concerns relating to the public health impact of the coronavirus outbreak (COVID-19) and related travel, we are taking precautions and planning for the possibility that the meeting may be held at a different location or solely by means of remote communication (i.e., a virtual-only meeting) and with additional procedures to protect public health and safety. If we determine to hold the meeting in this manner, we will announce the decision in advance, and will provide details on how to participate at www.proxy.kbs.com and www.kbsreitiii.com. We encourage you to check this website prior to the meeting if you plan to attend.

By Order of the Board of Directors

Jeffrey K. Waldvogel

Secretary

Newport Beach, California

October 16, 2020

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

The following are some questions that you, as a stockholder of KBS Real Estate Investment Trust III, Inc. (the “Company”), may have regarding the annual meeting and voting and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement because the information in this section may not provide all the information that might be important to you with respect to the proposals being considered at the annual meeting. In this section and elsewhere in this proxy statement, references to “you” refers to the Company’s stockholders to whom the notice of annual meeting and this proxy statement are addressed, and references to “we,” “us” or “our” refer to the Company.

Q:	Why did you send me these materials?

A:

You owned shares of record of our common stock at the close of business on October 13, 2020, the record date for the annual meeting, and, therefore, are entitled to vote at the annual meeting of stockholders. The board of directors is soliciting your proxy to vote your shares at the annual meeting. Our proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and is designed to assist you in voting. You do not need to attend the annual meeting in person in order to vote.

Q:	What is a proxy?

A:

A proxy is a person who votes the shares of stock of another person who could not attend a meeting. The term “proxy” also refers to the proxy card or other method of appointing a proxy. When you submit your proxy, you are appointing Charles J. Schreiber, Jr., Jeffrey K. Waldvogel and Stacie K. Yamane, each of whom is one of our executive officers, as your proxies, and you are giving them permission to vote your shares of common stock at the annual meeting. The appointed proxies will vote your shares of common stock as you instruct, unless you submit your proxy without instructions. If you submit your proxy without instructions, they will vote:

(i)	FOR all of the director nominees, and
(ii)	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020.

With respect to any other proposals to be voted upon, the appointed proxies will vote in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion. It is important for you to submit your proxy via the Internet, by telephone or return the enclosed proxy card to us as soon as possible, whether or not you plan on attending the annual meeting.

Q:	When is the annual meeting and where will it be held?

A:	The annual meeting will be held on Monday, December 14, 2020, at 11:00 a.m. Pacific time at the offices of KBS, 800 Newport Center Drive, 7th Floor Boardroom, Newport Beach, California 92660.

* Please see the Meeting Notice on the cover page regarding potential changes to the meeting location and related matters.

Q:	Who is entitled to vote at the annual meeting?

A:

Anyone who is a stockholder of record at the close of business on October 13, 2020, the record date, or holds a valid proxy for the annual meeting, is entitled to vote at the annual meeting. In order to be admitted to the annual meeting, you must present proof of ownership of our stock on the record date. Such proof can consist of: a brokerage statement or letter from a broker indicating ownership on October 13, 2020; a proxy card; a voting instruction form; or a legal proxy provided by your broker or nominee. Any holder of a proxy from a stockholder must present the proxy card, properly executed, and a copy of the proof of ownership.

Q:	Will my vote make a difference?

A:

Yes. Your vote could affect the proposals described in this proxy statement. Moreover, your vote is needed to ensure that the proposals described herein can be acted upon. Because we are a widely held company, YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Q:	How many shares of common stock are outstanding?

A:	As of October 13, 2020, there were 183,761,758 shares of our common stock outstanding and entitled to be cast at the annual meeting.

Q:	What constitutes a quorum?

A:

A quorum consists of the presence in person or by proxy of stockholders entitled to cast 50% of all the votes entitled to be cast at the annual meeting. There must be a quorum present in order for the annual meeting to be a duly held meeting at which business can be conducted. No business may be conducted at the annual meeting if a quorum is not present. If you submit your proxy, even if you abstain from voting, then you will still be considered part of the quorum.

If a quorum is not present at the annual meeting, the chairman of the meeting may adjourn the annual meeting to another date, time or place, not later than 120 days after the original record date of October 13, 2020. Notice need not be given of the new date, time or place if announced at the annual meeting before an adjournment is taken.

Q:	How many votes do I have?

A:	You are entitled to one vote for each share of common stock you held as of the record date.

Q:	What may I vote on?

A:	You may vote on each of the following proposals:

(1)	the election of the nominees to serve on the board of directors; and
(2)	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020.

In addition, you may vote on such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

Q:	How does the board of directors recommend I vote on the proposals?

A:	The board of directors recommends that you vote:

(1)	FOR each of the nominees for election as director who is named in this proxy statement; and
(2)	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020.

Q:	How can I vote?

A:

Stockholders can vote in person at the annual meeting, as described above under “Who is entitled to vote at the annual meeting?”, or by proxy. Stockholders have the following three options for submitting their votes by proxy:

•	via the Internet, by accessing the website and following the instructions indicated on the enclosed proxy card;

•	by telephone, by calling the telephone number and following the instructions indicated on the enclosed proxy card; or
•	by mail, by completing, signing, dating and returning the enclosed proxy card.

For those stockholders with Internet access, we encourage you to vote by proxy via the Internet, since it is quick, convenient and provides a cost savings to us. When you vote by proxy via the Internet or by telephone prior to the annual meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and, therefore, not be counted. For further instructions on voting, see the enclosed proxy card.

If you elect to attend the annual meeting, you can submit your vote in person as described above under “Who is entitled to vote at the annual meeting?”, and any previous votes that you submitted, whether by Internet, telephone or mail, will be superseded.

* Please see the Meeting Notice on the cover page regarding potential changes to the meeting location and related matters.

Q:	What if I submit my proxy and then change my mind?

A:	You have the right to revoke your proxy at any time before the annual meeting by:

(1)	notifying Jeffrey K. Waldvogel, our Secretary;
(2)	attending the annual meeting and voting in person as described above under “Who is entitled to vote at the annual meeting?”;
(3)	returning another proxy card dated after your first proxy vote, if we receive it before the annual meeting date; or
(4)	recasting your proxy vote via the Internet or by telephone.

Only the most recent proxy vote will be counted and all others will be discarded regardless of the method of voting. If a broker or other nominee holds your stock on your behalf, you must contact your broker, bank or other nominee to change your vote.

* Please see the Meeting Notice on the cover page regarding potential changes to the meeting location and related matters.

Q:	What are the voting requirements to elect the board of directors?

A:

With regard to the election of directors, you may vote “FOR” a nominee or you may withhold your vote for a nominee by voting “WITHHOLD.” Under our charter, a majority of the shares present in person or by proxy at an annual meeting at which a quorum is present is required for the election of the directors. This means that, of the shares present in person or by proxy at an annual meeting, a director nominee needs to receive affirmative votes from a majority of such shares in order to be elected to the board of directors. Because of this majority vote requirement, “withhold” votes and broker non-votes (discussed below) will have the effect of a vote against each nominee for director. If an incumbent director nominee fails to receive the required number of votes for re-election, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is duly elected and qualified. If you submit a proxy card with no further instructions, your shares will be voted FOR each of the nominees.

Q:	What are the voting requirements for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020?

A:

With regard to the proposal relating to the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020, you may vote “FOR” or “AGAINST” the proposal, or you may “ABSTAIN” from voting on the proposal. Under our bylaws, a majority of the votes cast at an annual meeting at which a quorum is present is required for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020. Abstentions will not count as votes actually cast with respect to determining if a majority vote is obtained under our bylaws and will have no effect on the determination of this proposal. Your shares may be voted for this proposal if they are held in the name of a brokerage firm even if you do not provide the brokerage firm with voting instructions. If you submit a proxy card with no further instructions, your shares will be voted FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020.

Q:	What is a “broker non-vote”?

A:

A “broker non-vote” occurs when a broker holding stock on behalf of a beneficial owner submits a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that particular proposal and has not received instructions from the beneficial owner.

Brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters, such as the election of directors, and, as a result, absent specific instructions from the beneficial owner of such shares, brokers will not vote those shares. Broker non-votes will have the effect of a vote AGAINST the election of each nominee for director. Because brokers have discretionary authority to vote for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, in the event they do not receive voting instructions from the beneficial owner of the shares, there will not be any broker non-votes with respect to that proposal.

Your broker will send you information to instruct it on how to vote on your behalf. If you do not receive a voting instruction card from your broker, please contact your broker promptly to obtain a voting instruction card. Your vote is important to the success of the proposals. We encourage all of our stockholders whose shares are held by a broker to provide their brokers with instructions on how to vote.

Q:	How will voting on any other business be conducted?

A:

Although we do not know of any business to be considered at the annual meeting other than the election of directors and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020, if any other business is properly presented at the annual meeting, your submitted proxy gives authority to Messrs. Schreiber and Waldvogel and Ms. Yamane, and each of them, to vote on such matters in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion.

Q:	When are the director nominations and stockholder proposals for the next annual meeting of stockholders due?

A:

Any proposals by stockholders for inclusion in our proxy solicitation material for the next annual meeting of stockholders must be received by our Secretary, Mr. Waldvogel, at our executive offices no later than June 24, 2021. However, if we hold the next annual meeting before November 14, 2021 or after January 13, 2022, stockholders must submit proposals for inclusion in our proxy statement within a reasonable time before we begin to print our proxy materials. The mailing address of our executive offices is 800 Newport Center Drive, Suite 700, Newport Beach, California 92660. If a stockholder wishes to present a proposal at the next annual meeting, whether or not the proposal is intended to be included in our proxy materials, our bylaws require that the stockholder give advance written notice to our Secretary by July 24, 2021.

Q:	How are proxies being solicited?

A:

In addition to mailing proxy solicitation materials, our directors and employees of our advisor or its affiliates may also solicit proxies in person, via the Internet, by telephone or by any other electronic means of communication we deem appropriate. Additionally, we have retained Broadridge Financial Solutions, Inc. (“Broadridge”), a proxy solicitation firm, to assist us in the proxy solicitation process. If you need any assistance, or have any questions regarding the proposals or how to cast your vote, you may contact Broadridge at 888-777-0836.

Our directors and employees of our advisor or its affiliates will not be paid any additional compensation for soliciting proxies. We will pay all of the costs of soliciting these proxies, including the cost of Broadridge’s services. We anticipate that for Broadridge’s solicitation services we will pay approximately $35,000, plus reimbursement of Broadridge’s out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

Q.	What should I do if I receive more than one set of voting materials for the annual meeting?

A.

You may receive more than one set of voting materials for the annual meeting, including multiple copies of this proxy statement and multiple proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card and voting instruction form. For each and every proxy card and voting instruction form that you receive, please authorize a proxy as soon as possible using one of the following methods:

(1)	via the Internet, by accessing the website and following the instructions indicated on the enclosed proxy card;
(2)	by telephone, by calling the telephone number and following the instructions indicated on the enclosed proxy card; or
(3)	by mail, by completing, signing, dating and returning the enclosed proxy card.

Q.	What should I do if only one set of voting materials for the annual meeting is sent and there are multiple stockholders in my household?

A.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of this proxy statement to you if you contact Broadridge at 888-777-0836.

Q.	How can I find out the results of the voting at the annual meeting?

A.

We will file a Current Report on Form 8-K within four business days after the annual meeting to announce voting results. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Q.	Who can help answer my questions?

A.

If you have any questions about the annual meeting, the proposals described herein, how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact Broadridge.

Broadridge Financial Solutions, Inc.

888-777-0836

Q:	Where can I find more information?

A:

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read any reports, statements or other information we file with the SEC on the website maintained by the SEC at www.sec.gov.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement other than historical facts may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in those acts. Such statements include, in particular, statements about our plans, strategies, and prospects and are subject to certain risks and uncertainties, including known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. We make no representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements contained in this proxy statement, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

Any such forward-looking statements are subject to risks, uncertainties, and other factors and are based on a number of assumptions involving judgments with respect to, among other things, future economic, competitive, and market conditions, all of which are difficult or impossible to predict accurately. To the extent that our assumptions differ from actual conditions, our ability to accurately anticipate results expressed in such forward-looking statements, including our ability to generate positive cash flows from operations, make distributions to stockholders, maintain the value of our real estate properties and provide liquidity to stockholders, may be significantly hindered. See Part I, Item 1A in our Annual Report on Form 10-K filed with the SEC on March 6, 2020 and Part II, Item 1A in our Quarterly Reports on Form 10-Q filed with the SEC on May 15, 2020 and August 12, 2020 for a discussion of some of the risks and uncertainties, although not all risks and uncertainties, that could cause actual results to differ materially from those presented in our forward-looking statements.

CERTAIN INFORMATION ABOUT MANAGEMENT

The Board of Directors

We operate under the direction of the board of directors. The board of directors oversees our operations and makes all major decisions concerning our business. During 2019, the board of directors held 15 meetings and acted by unanimous consent on five occasions. In addition, the board of directors acted by joint unanimous consent with the conflicts committee on three occasions. During 2019, each director attended at least 75% of the meetings of our board held during the period for which he or she was a director, except for Ms. Cambon who did not attend 75% of the meetings of the board of directors. Ms. Cambon recused herself from certain board of director meetings due to potential conflicts of interest with respect to the Singapore Transaction (defined below). For biographical information regarding our directors, see “ – Executive Officers and Directors.”

There are two committees of the board of directors: the audit committee and the conflicts committee. Information regarding each of these committees is set forth below.

Board Leadership Structure

The board of directors currently is composed of Mr. Schreiber, who indirectly controls our sponsor and our advisor and who is one of our executive officers, and three independent directors that meet the independence criteria as specified in our charter. We currently have four seats on our board of directors. Stockholders may not vote for a greater number of persons than the number of nominees named.

Unless otherwise specified, all references to independent directors in this proxy statement refer to compliance with the independent director criteria as specified in our charter, as set forth under “ – Director Independence” below. Our charter provides that a majority of the seats on the board of directors will be for independent directors. The board composition and the corporate governance provisions in our charter ensure strong oversight by independent directors. The board of directors’ two committees, the audit committee and the conflicts committee, are composed entirely of independent directors. Our company is led by Mr. Schreiber, who has served as Chairman of the Board and our Chief Executive Officer since our inception in 2009. Although the board of directors has not established a policy on whether the role of Chairman of the Board and Chief Executive Officer should be combined, in practice the board of directors has found that having a combined Chairman of the Board and Chief Executive Officer role allows for more productive board meetings. As Chairman of the Board, Mr. Schreiber is responsible for leading board meetings and meetings of stockholders, generally setting the agendas for board meetings (subject to the requests of other directors) and providing information to the other directors in advance of meetings and between meetings. Mr. Schreiber’s direct involvement in our operations makes him best positioned to lead strategic planning sessions and determine the time allocated to each agenda item in discussions of our short- and long-term objectives. As a result, the board of directors currently believes that maintaining a structure that combines the roles of Chairman of the Board and Chief Executive Officer is the appropriate leadership structure for our company. We do not currently have a policy requiring the appointment of a lead independent director as all of our independent directors are actively involved in board meetings.

The Role of the Board of Directors in our Risk Oversight Process

Our executive officers and our advisor are responsible for the day-to-day management of risks we face, while the board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. No less than quarterly, the entire board of directors reviews information regarding our liquidity, credit, operations, regulatory compliance and compliance with covenants in our material agreements, as well as the risks associated with each. In addition, each year the board of directors reviews significant variances between our current portfolio business plan and our original underwriting analysis and each quarter the directors review significant variances between our current results and our projections from the prior quarter, review all significant changes to our projections for future periods and discuss risks related to our portfolio. The audit committee oversees risk management in the areas of financial reporting and internal controls. The conflicts committee manages risks associated with the independence of the independent directors and potential conflicts of interest involving our advisor and its affiliates. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks as well as through regular reports directly from the executive officers responsible for oversight of particular risks to us.

Director Independence

A majority of our board of directors, Messrs. Dritley, Gabriel and Sturzenegger, meet the independence criteria as specified in our charter. Our charter defines an independent director as a director who is not and has not for the last two years been associated, directly or indirectly, with our sponsor, KBS Holdings, or our advisor, KBS Capital Advisors. A director is deemed to be associated with our sponsor or our advisor if he or she (i) owns an interest in our sponsor, our advisor or any of their affiliates; (ii) is employed by our sponsor, our advisor or any of their affiliates; (iii) is an officer or director of our sponsor, our advisor or any of their affiliates, (iv) performs services, other than as a director, for us; (v) is a director for more than three

REITs organized by our sponsor or advised by our advisor; or (vi) has any material business or professional relationship with our sponsor, our advisor or any of their affiliates. A business or professional relationship will be deemed material per se if the annual gross revenue derived by the director from our sponsor, our advisor or any of their affiliates exceeds 5% of (1) the director’s annual gross revenue derived from all sources during either of the last two years or (2) the director’s net worth on a fair market value basis. An indirect relationship is defined to include circumstances in which the director’s spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law or brothers- or sisters-in-law is or has been associated with us, our sponsor, our advisor or any of their affiliates.

In addition, and although our shares are not listed for trading on any national securities exchange, all of our current independent directors are “independent” as defined by the New York Stock Exchange. The board of directors has affirmatively determined that Jeffrey A. Dritley, Stuart A. Gabriel, Ph.D. and Ron D. Sturzenegger (appointed August 28, 2019) each satisfies the New York Stock Exchange independence standards.

Barbara R. Cambon, who served as one of our independent directors from September 2010 until her resignation from the board of directors on June 26, 2019, met the independence criteria as specified in our charter. On June 13, 2018, an affiliate of our advisor offered Ms. Cambon the positions of chief executive officer and chief investment officer of KBS US Prime Property Management Pte. Ltd., which is the external manager of Prime US REIT (the “SREIT”). On June 14, 2018, Ms. Cambon verbally accepted the offer, subject to mutual agreement of written documentation of all terms. As a result of her acceptance of this offer, our board of directors determined that Ms. Cambon was no longer “independent” as defined under the rules of the New York Stock Exchange, and Ms. Cambon resigned from the audit committee. Ms. Cambon resigned from the board of directors and conflicts committee in connection with her appointment as chief executive officer and chief investment officer of KBS US Prime Property Management Pte. Ltd.

The Audit Committee

General

The audit committee’s function is to assist the board of directors in fulfilling its responsibilities by overseeing (i) our accounting and financial reporting processes, (ii) the integrity of our financial statements, (iii) our independent registered public accounting firm’s qualifications, performance and independence, and (iv) the performance of our internal audit function. The audit committee fulfills these responsibilities primarily by carrying out the activities enumerated in the audit committee charter. The audit committee charter is available on our website at www.kbsreitiii.com.

The members of the audit committee are Jeffrey A. Dritley, Stuart A. Gabriel, Ph.D. (chair) and Ron D. Sturzenegger (appointed August 28, 2019). The board of directors has determined that all of the members of the audit committee are “independent” as defined by the New York Stock Exchange. All of the members of the audit committee have significant financial and/or accounting experience, and the board of directors has determined that all of the members of the audit committee satisfy the SEC’s requirements for an “audit committee financial expert.”

During 2019, the audit committee held five meetings. During 2019, each director who was a member of the audit committee attended at least 75% of the meetings of the audit committee held during the period for which he was a member of the audit committee.

Independent Registered Public Accounting Firm

During the year ended December 31, 2019, Ernst & Young LLP served as our independent registered public accounting firm and provided certain tax and other services. Ernst & Young LLP has served as our independent registered public accounting firm since our formation. We expect that Ernst & Young LLP representatives will be present at the annual meeting and they will have the opportunity to make a statement if they desire to do so. In addition, we expect that the Ernst & Young LLP representatives will be available to respond to appropriate questions posed by stockholders. The audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2020. The audit committee may, however, select a new independent registered public accounting firm at any time in the future in its discretion if it deems such decision to be in our best interest. Any such decision would be disclosed to our stockholders in accordance with applicable securities laws.

Pre-Approval Policies

In order to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence, the audit committee charter imposes a duty on the audit committee to pre-approve all auditing services performed for us by our independent registered public accounting firm, as well as all permitted non-audit services. In determining whether or not to pre-approve services, the audit committee considers whether the service is a permissible service under the rules and regulations promulgated by the SEC. The audit committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by our independent registered public accounting firm, provided any such approval is presented to and approved by the full audit committee at its next scheduled meeting.

For the years ended December 31, 2019 and 2018, all services rendered by Ernst & Young LLP were pre-approved in accordance with the policies and procedures described above.

Principal Independent Registered Public Accounting Firm Fees

The audit committee reviewed the audit and non-audit services performed by Ernst & Young LLP, as well as the fees charged by Ernst & Young LLP for such services. In its review of the non-audit service fees, the audit committee considered whether the provision of such services is compatible with maintaining the independence of Ernst & Young LLP. The aggregate fees billed to us for professional accounting services, including the audit of our annual financial statements by Ernst & Young LLP for the years ended December 31, 2019 and 2018, are set forth in the table below.

	2019	2018
Audit fees	$813,000	$673,000
Audit-related fees	-	-
Tax fees	$194,251	$152,024
All other fees	$1,100	$1,412

Total	$1,008,351	$826,436

For purposes of the preceding table, Ernst & Young LLP’s professional fees are classified as follows:

•

Audit fees – These are fees for professional services performed for the audit of our annual financial statements and the required review of quarterly financial statements and other procedures performed by Ernst & Young LLP in order for them to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent registered public accounting firms in connection with statutory and regulatory filings or engagements.

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Audit-related fees – These are fees for assurance and related services that traditionally are performed by independent registered public accounting firms that are reasonably related to the performance of the audit or review of our financial statements, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews and consultation concerning financial accounting and reporting standards.

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Tax fees – These are fees for all professional services performed by professional staff in our independent registered public accounting firm’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning and tax advice, including federal, state and local issues. Services may also include assistance with tax audits and appeals before the U.S. Internal Revenue Service (the “IRS”) and similar state and local agencies, as well as federal, state and local tax issues related to due diligence.

•	All other fees – These are fees for any services not included in the above-described categories.

Report of the Audit Committee

The function of the audit committee is oversight of the financial reporting process on behalf of the board of directors. Management has responsibility for the financial reporting process, including the system of internal control over financial reporting, and for the preparation, presentation and integrity of our financial statements. In addition, our independent registered public accounting firm devotes more time and has access to more information than does the audit committee. Membership on the audit committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. Accordingly, in fulfilling their responsibilities, it is recognized that members of the audit committee are not, and do not represent themselves to be, performing the functions of auditors or accountants.

In this context, the audit committee reviewed and discussed the 2019 audited financial statements with management, including a discussion of the quality and acceptability of our financial reporting, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee discussed with Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles (“GAAP”), the matters required to be discussed by AS 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board. The audit committee received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the audit committee concerning independence and discussed with Ernst & Young LLP their independence from us. In addition, the audit committee considered whether Ernst & Young LLP’s provision of non-audit services is compatible with Ernst & Young LLP’s independence.

Based on these reviews and discussions, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

October 13, 2020	The Audit Committee of the Board of Directors: Jeffrey A. Dritley, Stuart A. Gabriel, Ph.D.(chair) and Ron D. Sturzenegger

The foregoing Report of the Audit Committee shall not be deemed to be “soliciting material” or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Exchange Act.

The Conflicts Committee

General

The members of the conflicts committee are Jeffrey A. Dritley (chair), Stuart A. Gabriel, Ph.D. and Ron D. Sturzenegger (appointed August 28, 2019), all of whom are independent directors. Barbara R. Cambon served as a member of the conflicts committee from September 2010 until her resignation from the conflicts committee in June 2019. Our charter empowers the conflicts committee to act on any matter permitted under Maryland law if the matter at issue is such that the exercise of independent judgment by directors who are affiliates of our advisor could reasonably be compromised. Among the duties of the conflicts committee are the following:

•	reviewing and reporting on our policies;

•	approving transactions with affiliates and reporting on their fairness to us;

•	supervising and evaluating the performance and compensation of our advisor;

•	reviewing our expenses and determining that they are reasonable and within the limits prescribed by our charter;

•	approving borrowings in excess of the total liabilities limit set forth in our charter; and

•	discharging the board of directors’ responsibilities relating to compensation.

The primary responsibilities of the conflicts committee are enumerated in our charter. The conflicts committee does not have a separate committee charter.

During 2019, the conflicts committee held 33 meetings and acted by unanimous consent on two occasions. In addition, the conflicts committee acted by joint unanimous consent with the board of directors on three occasions. During 2019, each director who was a member of the conflicts committee attended at least 75% of the meetings of the conflicts committee held during the period for which he or she was a member of the conflicts committee, except for Ms. Cambon who did not attend 75% of the meetings of the conflicts committee. Ms. Cambon recused herself from certain conflicts committee meetings due to potential conflicts of interest with respect to the Singapore Transaction.

Oversight of Executive Compensation

As noted above, the conflicts committee discharges the board of directors’ responsibilities relating to the compensation of our executives. However, we do not have any paid employees and our executive officers do not receive any compensation directly from us. Our executive officers are officers and/or employees of, or hold an indirect ownership interest in, our advisor and/or its affiliates and our executive officers are compensated by these entities, in part, for their services to us or our subsidiaries. See “– Certain Transactions with Related Persons” below for a discussion of the fees paid to our advisor and its affiliates.

Policy Regarding Transactions with Related Persons

Our charter requires the conflicts committee to review and approve all transactions between us and our advisor, any of our officers or directors or any of their affiliates. Prior to entering into a transaction with a related party, a majority of the conflicts committee must conclude that the transaction is fair and reasonable to us. In addition, our Code of Conduct and Ethics lists examples of types of transactions with related parties that would create prohibited conflicts of interest and requires our officers and directors to be conscientious of actual and potential conflicts of interest with respect to our interests and to seek to avoid such conflicts or handle such conflicts in an ethical manner at all times consistent with applicable law. Our executive officers and directors are required to report potential and actual conflicts to the Compliance Officer, currently our advisor’s Chief Audit Executive, via the Ethics Hotline or directly to the audit committee chair, as appropriate.

Certain Transactions with Related Persons

Set forth below is a description of the material transactions between our affiliates and us since the beginning of 2019 as well as any such currently proposed material transactions.

We have entered into agreements with certain affiliates pursuant to which they provide services to us. All of our executive officers and our affiliated director are also officers, directors, managers, or key professionals of and/or holders of a direct or indirect controlling interest in our advisor, KBS Capital Markets Group LLC (our dealer manager), and other affiliated KBS entities. Charles J. Schreiber, Jr. is the Chairman of our Board, our Chief Executive Officer, our President and our affiliated director. Our advisor and KBS Capital Markets Group LLC are owned and controlled by KBS Holdings, our sponsor. Charles J. Schreiber, Jr. indirectly controls our sponsor and our advisor.

Our Relationship with KBS Capital Advisors. Since our inception, our advisor has provided day-to-day management of our business. Among the services that are provided or have been provided by our advisor under the terms of the advisory agreement are the following:

•	finding, presenting and recommending to us investment opportunities consistent with our investment policies and objectives;

•	structuring the terms and conditions of our investments, sales and joint ventures;

•	acquiring properties and other investments on our behalf in compliance with our investment objectives and policies;

•	sourcing and structuring our loan originations and acquisitions;

•	arranging for financing and refinancing of our investments;

•	entering into leases and service contracts for our properties;

•	supervising and evaluating each property manager’s performance;

•	reviewing and analyzing the properties’ operating and capital budgets;

•	assisting us in obtaining insurance;

•	generating an annual budget for us;

•	reviewing and analyzing financial information for each of our assets and our overall portfolio;

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formulating and overseeing the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of our investments;

•	performing investor-relations services;

•	maintaining our accounting and other records and assisting us in filing all reports required to be filed with the SEC, the IRS and other regulatory agencies;

•	engaging in and supervising the performance of our agents, including our registrar and transfer agent; and

•	performing any other services reasonably requested by us.

Our advisor is subject to the supervision of the board of directors and only has such authority as we may delegate to it as our agent. The advisory agreement has a one-year term expiring September 27, 2021, subject to an unlimited number of successive one-year renewals upon the mutual consent of the parties. From January 1, 2019 through the most recent date practicable, which was June 30, 2020, we compensated our advisor as set forth below.

Our advisor or its affiliates have paid, and in the future may pay, some of the offering costs related to our dividend reinvestment plan, including, but not limited to, our legal, accounting, printing, mailing and filing fees. We are responsible for reimbursing our advisor for these costs. At the end of our dividend reinvestment plan offering, our advisor has agreed to reimburse us to the extent that organization and other offering expenses exceed 2% of gross offering proceeds. No reimbursements made by us to our advisor may cause total organization and offering expenses incurred by us to exceed 15% of the aggregate gross offering proceeds as of the date of reimbursement. From January 1, 2019 through June 30, 2020, with respect to our dividend reinvestment plan, our advisor did not incur any organization and offering expenses on our behalf.

We incur acquisition and origination fees payable to our advisor equal to 1.0% of the cost of investments acquired by us, or the amount to be funded by us to acquire or originate loans, including the sum of the amount actually paid or allocated to the purchase, development, construction or improvement of such investments, acquisition and origination expenses and any debt attributable to such investments. Acquisition and origination fees relate to services provided in connection with the selection and acquisition or origination of real estate investments. During the period from January 1, 2019 through June 30, 2020, we did not acquire any investments accounted for as a business combination. During the period from January 1, 2019 through June 30, 2020, we capitalized an aggregate of $251,000 in acquisition fees related to the development of Hardware Village. On May 7, 2020, the Hardware Village Joint Venture, in which we owned a 99.24% equity interest as of that time, sold Hardware Village to a buyer unaffiliated with the Hardware Village Joint Venture, us or our advisor. We provided seller financing to the buyer in connection with the sale of Hardware Village, and on May 7, 2020, our indirect wholly owned subsidiary originated one real estate loan receivable. During the period from January 1, 2019 through June 30, 2020, we did not purchase any loans. We did not pay any acquisition or origination fees in connection with our investment in the equity securities of the SREIT (discussed below) or our origination of the real estate loan receivable in connection with providing seller financing in the sale of the Hardware Village.

In addition to acquisition and origination fees, we reimburse our advisor for customary acquisition and origination expenses, whether or not we ultimately acquire the asset. From January 1, 2019 through June 30, 2020, our advisor and its affiliates did not incur any such costs on our behalf.

For asset management services, we pay our advisor a monthly fee. With respect to investments in real property, the asset management fee is a monthly fee equal to one-twelfth of 0.75% of the amount paid or allocated to acquire the investment, plus the cost of any subsequent development, construction or improvements to the property. This amount includes any portion of the investment that was debt financed and is inclusive of acquisition expenses related thereto (but excludes acquisition fees paid or payable to our advisor). In the case of investments made through joint ventures, the asset management fee is determined based on our proportionate share of the underlying investment (but excluding acquisition fees paid or payable to our advisor). With respect to investments in loans and any investments other than real property, the asset management fee is a monthly fee calculated, each month, as one-twelfth of 0.75% of the lesser of (i) the amount actually paid or allocated to acquire or fund the loan or other investment (which amount includes any portion of the investment that was debt financed and is inclusive of acquisition or origination expenses related thereto, but is exclusive of acquisition or origination fees paid or payable to our advisor) and (ii) the outstanding principal amount of such loan or other investment, plus the acquisition or origination expenses related to the acquisition or funding of such investment (excluding acquisition or origination fees paid or payable to our advisor), as of the time of calculation. We currently do not pay any asset management fees in connection with our investment in the equity securities of the SREIT.

However, with respect to asset management fees accruing from March 1, 2014, our advisor agreed to defer, without interest, our obligation to pay asset management fees for any month in which our modified funds from operations (“MFFO”) for such month, as such term is defined in the practice guideline issued by the IPA in November 2010 and interpreted by us, excluding asset management fees, does not exceed the amount of distributions declared by us for record dates of that month. We remain obligated to pay our advisor an asset management fee in any month in which our MFFO, excluding asset management fees, for such month exceeds the amount of distributions declared for the record dates of that month (such excess amount, an “MFFO Surplus”); however, any amount of such asset management fee in excess of the MFFO Surplus will also be deferred under the advisory agreement. If the MFFO Surplus for any month exceeds the amount of the asset management fee payable for such month, any remaining MFFO Surplus will be applied to pay any asset management fee amounts previously deferred in accordance with the advisory agreement.

Notwithstanding the foregoing, any and all deferred asset management fees that are unpaid will become immediately due and payable at such time as our stockholders have received, together as a collective group, aggregate distributions (including distributions that may constitute a return of capital for federal income tax purposes) sufficient to provide (i) an 8.0% per year cumulative, noncompounded return on such net invested capital (the “Stockholders’ 8% Return”) and (ii) a return of their net invested capital, or the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by any amounts to repurchase shares pursuant to our share redemption program. The Stockholders’ 8% Return is not based on the return provided to any individual stockholder. Accordingly, it is not necessary for each of our stockholders to have received any minimum return in order for our advisor to receive deferred asset management fees.

From January 1, 2019 through June 30, 2020, asset management fees totaled $35.0 million. From January 1, 2019 through June 30, 2020, we paid $29.5 million in asset management fees, $2.6 million of which related to asset management fees incurred in prior periods. As of June 30, 2020, we had accrued and deferred payment of $8.1 million of asset management fees under the advisory agreement. The amount of asset management fees deferred, if any, will vary on a month-to-month basis and the total amount of asset management fees deferred as well as the timing of the deferrals and repayments are difficult to predict as they will depend on the amount of and terms of any debt we use to acquire assets, the level of operating cash flow generated by our real estate investments, and the performance of all of the real estate investments in our portfolio and other factors. In addition, deferrals and repayments may occur in the same period, and it is possible that there could be additional deferrals in the future.

Under the advisory agreement, our advisor has the right to seek reimbursement from us for all costs and expenses it incurs in connection with the provision of services to us, including our allocable share of our advisor’s overhead, such as rent, employee costs, utilities, accounting software and cybersecurity costs. With respect to employee costs, at this time our advisor only expects to seek reimbursement for our allocable portion of the salaries, benefits and overhead of internal audit department personnel providing services to us. We do not reimburse our advisor for employee costs in connection with services for which our advisor earns acquisition or origination fees or disposition fees (other than reimbursement of travel and communication expenses) or for the salaries and benefits our advisor or its affiliates may pay to our executive officers.

From January 1, 2019 through June 30, 2020, we reimbursed our advisor for $1.7 million of operating expenses (of which $44,000 was payable as of June 30, 2020), including $0.5 million of our allocable portion of the salaries, benefits and overhead of internal audit department personnel providing services to us. We also reimburse our advisor for certain of our direct costs incurred from third parties that were initially paid by our advisor on behalf of us. Prior to the Singapore Transaction closing on July 19, 2019, we and our advisor had agreed to evenly divide certain costs and expenses related to the Singapore Transaction. We had incurred a total of $4.1 million of costs related to the Singapore Transaction, which were reimbursable by the SREIT upon a successful closing. These costs included legal, audit, tax, printing and other out-of-pocket costs that we incurred related to the Singapore Transaction. In October 2019, all of these costs had been reimbursed to us from our advisor upon our advisor receiving the reimbursement from the SREIT.

For substantial assistance in connection with the sale of properties or other investments, we pay our advisor or one of its affiliates 1.0% of the contract sales price of each property or other investment sold; provided, however, that if, in connection with such disposition, commissions are paid to third parties unaffiliated with our advisor or one of its affiliates, the fee paid to our advisor or one of its affiliates may not exceed the commissions paid to such unaffiliated third parties, and provided further that the aggregate disposition fees paid to our advisor or one of its affiliates and unaffiliated third parties may not exceed 6.0% of the contract sales price. We will not pay a disposition fee upon the maturity, prepayment or workout of a loan or other debt-related investment, provided that if we take ownership of a property as a result of a workout or foreclosure of a loan, we will pay a disposition fee upon the sale of such property. No disposition fees will be paid with respect to any sales of our investment in units of the SREIT. From January 1, 2019 through June 30, 2020, we sold the Singapore Portfolio and Hardware Village and incurred $9.7 million of disposition fees, all of which had been paid as of June 30, 2020.

In connection with our initial public offering, Messrs. Bren and Schreiber and Keith D. Hall and Peter McMillan III agreed to provide additional indemnification to one of the participating broker-dealers. We agreed to add supplemental coverage to our directors’ and officers’ insurance coverage to insure the obligations of Messrs. Bren, Hall, McMillan and Schreiber under this indemnification agreement in exchange for reimbursement to us by Messrs. Bren, Hall, McMillan and Schreiber for all costs, expenses and premiums related to this supplemental coverage, which does not dilute the directors and officers liability insurance coverage for the KBS entities. From January 1, 2019 through June 30, 2020, our advisor had incurred $0.1 million for the costs of the supplemental coverage obtained by us, all of which had been paid to the insurer or reimbursed to us as of June 30, 2020.

Our Relationship with KBS Capital Markets Group. We continue to offer shares under our dividend reinvestment plan offering. From January 1, 2019 through June 30, 2020, with respect to our dividend reinvestment plan offering, we did not reimburse our dealer manager for any expenses related to our dividend reinvestment plan offering.

We entered into a fee reimbursement agreement (the “AIP Reimbursement Agreement”) with our dealer manager pursuant to which we agreed to reimburse our dealer manager for certain fees and expenses it incurs for administering our participation in the DTCC Alternative Investment Product Platform with respect to certain accounts of our stockholders serviced through the platform. From January 1, 2019 through June 30, 2020, we incurred $0.1 million of costs and expenses related to the AIP Reimbursement Agreement.

Our Relationship with other KBS-Affiliated Entities. On May 29, 2015, our indirect wholly owned subsidiary that owns 3003 Washington Boulevard entered into a lease with an affiliate of our advisor for 5,046 rentable square feet, or approximately 2.4% of the total rentable square feet, at 3003 Washington Boulevard. The lease commenced on October 1, 2015 and had an initial termination date of August 31, 2019. The annualized base rent for the lease was approximately $0.2 million, and the average annual rental rate (net of rental abatements) over the lease term was $46.38 per square foot.

On March 14, 2019, the Lessor entered into a First Amendment to Deed of Lease with the Lessee to extend the lease period commencing on September 1, 2019 and terminating on August 31, 2024 (the “Amended Lease”) and set the annual base rent during the extension period. The annualized base rent from the commencement of the Amended Lease is approximately $0.3 million, and the average annual rental rate (net of rental abatements) over the term of the Amended Lease through its termination is $62.55 per square foot.

From January 1, 2019 through June 30, 2020, we recognized $0.4 million of rental income related to the lease and the Amended Lease.

Insurance Program. As of January 1, 2019, we, together with KBS Real Estate Investment Trust II, Inc. (“KBS REIT II”), KBS Growth & Income REIT, Inc. (“KBS Growth & Income REIT”), our dealer manager, our advisor and other KBS-affiliated entities, had entered into an errors and omissions and directors and officers liability insurance program where the lower tiers of such insurance coverage were shared. The cost of these lower tiers is allocated by our advisor and its insurance broker among each of the various entities covered by the program, and is billed directly to each entity. In June 2020, we renewed our participation in the program. The program is effective through June 30, 2021.

Singapore Transaction.    On June 27, 2019, we, through 12 wholly owned subsidiaries, entered into a Portfolio Purchase and Sale Agreement and Escrow Instructions (the “Purchase Agreement”) pursuant to which we agreed to sell 11 of our properties (the “Singapore Portfolio”) to various subsidiaries of the SREIT, a Singapore real estate investment trust that listed on the Singapore Stock Exchange on July 19, 2019 (the “Singapore Transaction”). The SREIT is affiliated with Charles J. Schreiber, Jr., our Chief Executive Officer, President, Chairman of the Board and one of our directors. The Singapore Portfolio consists of the following properties: Tower I at Emeryville, Emeryville, California; 222 Main, Salt Lake City, Utah; Village Center Station, Greenwood Village, Colorado; Village Center Station II, Greenwood Village, Colorado; 101 South Hanley, St. Louis, Missouri; Tower on Lake Carolyn, Irving, Texas; Promenade I & II at Eilan, San Antonio, Texas; CrossPoint at Valley Forge, Wayne, Pennsylvania; One Washingtonian Center, Gaithersburg, Maryland; Reston Square, Reston, Virginia; and 171 17th Street, Atlanta, Georgia. On July 18, 2019, we, through 12 wholly owned subsidiaries, sold the Singapore Portfolio to various subsidiaries of the SREIT. As of June 30, 2020, the SREIT owned one other property in addition to the Singapore Portfolio. The sale price of the Singapore Portfolio was $1.2 billion, before third-party closing costs, closing credits and other costs of approximately $20.0 million and excluding disposition fees paid to our advisor of $9.5 million. In connection with the Singapore Transaction, we repaid $613.1 million of outstanding debt secured by the properties in the Singapore Portfolio.

As part of the Singapore Transaction, on June 27, 2019, KBS REIT Properties III LLC, our indirect wholly owned subsidiary (“REIT Properties III”), entered into a Subscription Agreement (the “Subscription Agreement”) with the SREIT’s manager, KBS US Prime Property Management Pte. Ltd. (the “Manager”), to subscribe for $201.0 million of the units to be issued by the SREIT. Certain of our indirect wholly owned subsidiaries, certain of the SREIT’s direct and indirect wholly owned subsidiaries, the Manager and DBS Trustee Limited, as trustee of the SREIT, also entered a Set-Off Agreement on June 27, 2019 (the “Set-Off Agreement”). Pursuant to the Set-Off Agreement, we agreed that the SREIT may deduct from the aggregate purchase price due from the SREIT under the Purchase Agreement the subscription amount to be paid by REIT Properties III for the units under the Subscription Agreement. Also pursuant to the Set-Off Agreement, the Manager discharges REIT Properties III from payment of the subscription amount upon receipt by us of the aggregate purchase price under the Purchase Agreement less the subscription amount under the Subscription Agreement.

On July 15, 2019, REIT Properties III entered into an amendment to the Subscription Agreement with the Manager (the “Subscription Agreement Amendment”) and an amendment to the Set-Off Agreement with the parties thereto (the “Set-Off Agreement Amendment”). Pursuant to REIT Properties III’s separate order to acquire an additional $70.0 million of units of the SREIT in the placement tranche of the SREIT’s offering, the Subscription Agreement Amendment required REIT Properties III’s to confirm certain representations and warranties made by REIT Properties III in the Subscription Agreement with respect to the units to be issued in the placement tranche. The Set-Off Agreement Amendment provides that the SREIT may deduct from the aggregate purchase price due from the SREIT under the Purchase Agreement both (i) the subscription amount of $201.0 million to be paid by REIT Properties III for the units subscribed for under the Subscription Agreement and (ii) the additional $70.0 million to be paid by REIT Properties III for the units subscribed for under the placement tranche of the SREIT’s offering (collectively, the subscription amounts are the “Set-Off Amount”). Also pursuant to the Set-Off Agreement Amendment, the Manager agreed that, upon receipt by us of the aggregate purchase price under the Purchase Agreement less the Set-Off Amount, our payment obligations under the Subscription Agreement and the order for units in the placement tranche of the SREIT’s offering are fully satisfied. As such, on July 19, 2019, REIT Properties III acquired 307,953,999 units in the SREIT at an aggregate price of $271 million representing a 33.3% ownership interest in the SREIT as of that date.

Also on July 15, 2019, REIT Properties III entered into a placement agreement (the “Placement Agreement”) and unit lending agreement (the “Unit Lending Agreement”) with respect to an offering of units of the SREIT. The Placement Agreement was entered into with the Manager, KBS Asia Partners Pte. Ltd. (“KAP”), KBS Realty Advisors LLC (“KBS Realty Advisors”), PBren Investments, L.P., Schreiber Real Estate Investments L.P. and the Underwriters. The Underwriters were DBS Bank Ltd., Merrill Lynch (Singapore) Pte. Ltd., China International Capital Corporation (Singapore) Pte. Limited, Credit Suisse (Singapore) Limited, Maybank Kim Eng Securities Pte. Ltd. and Oversea-Chinese Banking Corporation Limited. The Unit Lending Agreement was entered into with Merrill Lynch (Singapore) Pte. Ltd. (the “Stabilizing Manager”).

Pursuant to the Placement Agreement, the Underwriters agreed to procure subscriptions, or subscribe themselves, for an aggregate of 294,294,200 units in the SREIT, at a price of $0.88 per unit (the “Offering Price”). Other investors agreed to subscribe for units separately, including REIT Properties III (as discussed above) at the Offering Price, and the Underwriters entered into a separate offer agreement to sell an additional 40,909,000 units of the SREIT to the public in Singapore at the Offering Price. REIT Properties III is a party to the Placement Agreement as unit lender, and pursuant to the Placement Agreement, REIT Properties III granted the Underwriters an over-allotment option (the “Over-Allotment Option”) in which REIT Properties III agreed to sell to the Underwriters up to 22,727,000 of REIT Properties III’s units in the SREIT at the Offering Price. The Over-Allotment Option was exercisable for up to 30 days after the listing of the units of the SREIT on the Singapore Stock Exchange. The option was solely to cover the over-allotment of units (if any) in the SREIT’s offering. Under the terms of the Placement Agreement, REIT Properties III agreed to indemnify the Underwriters against certain losses and claims in so far as such losses or claims are based on or arising out of any breach or alleged breach by REIT Properties III of the representations, warranties or obligations made by or relating to REIT Properties III under the Placement Agreement. The Placement Agreement included customary representations and warranties by REIT Properties III.

Pursuant to the Unit Lending Agreement, REIT Properties III agreed to lend the 22,727,000 units subject to the Over-Allotment Option to the Stabilizing Manager for the purpose of facilitating the settlement of the over-allotment of units in connection with the SREIT’s offering. The Unit Lending Agreement contained customary representations and warranties by REIT Properties III.

On August 21, 2019, REIT Properties III sold 18,392,100 units to the Underwriters pursuant to the Over-Allotment Option at the Offering Price, reducing REIT Properties III’s ownership in the SREIT to 31.3% of the outstanding units of the SREIT as of that date. The Stabilizing Manager re-delivered to REIT Properties III such number of units that were not purchased pursuant to the exercise of the Over-Allotment Option.

On July 8, 2019, we, KBS Limited Partnership III, KBS REIT Holdings III LLC and REIT Properties III (collectively, the “REIT III Entities”) entered into lock-up letter agreements with the Underwriters whereby each of the REIT III Entities agreed to hold 100% of REIT Properties III’s units in the SREIT for six months following the listing of the SREIT on the Singapore Stock Exchange and to hold 50% of REIT Properties III’s units in the SREIT for 12 months following the listing of the SREIT on the Singapore Stock Exchange. During the respective lock-up periods, without the prior written consent of the Underwriters and other than pursuant to the Over-Allotment Option or lending for stabilizing transactions pursuant to the Unit Lending Agreement (described above), the REIT III Entities could not offer, sell, pledge, option, grant any rights or warrants, or enter into any swap, hedge or other similar arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the units held by REIT Properties III.

The SREIT is externally managed by a joint venture (the “Manager”) currently among KAP (an entity in which Charles J. Schreiber, Jr. currently holds an indirect 50% ownership interest) and three entities unaffiliated with us or our advisor. For their ownership stake in the Manager, these three unaffiliated entities paid KAP an aggregate of $43.5 million.

The SREIT is expected to pay the Manager an annual base fee of 10% of annual distributable income and an annual performance fee of 25% of the increase in distributions per unit of the SREIT from the preceding year; however, there would not be any performance fee for 2019 and in 2020 such fee will be based on an increase over projected distributions per unit. In addition, for acquisitions other than the Singapore Portfolio, the SREIT will pay the Manager an acquisition fee of 1% of the acquisition price of any real estate acquired. No acquisition fee was paid with respect to the SREIT’s acquisition of the Singapore Portfolio. The SREIT will also pay the Manager a divestment fee of 0.5% of the sale price of any real estate sold or divested and a development management fee of 3% of the total project costs incurred for development projects, to the extent the SREIT acquires a development project. A portion of these fees paid to the Manager will be paid to KBS Realty Advisors, an affiliate of KBS Capital Advisors and an entity controlled by Mr. Schreiber, for sub-advisory services.

The Schreiber Trust, a trust whose beneficiaries are Charles J. Schreiber, Jr. and his family members, and the Linda Bren 2017 Trust also acquired units in the SREIT. The Schreiber Trust agreed that for the benefit of our company it will not sell any portion of its respective units in the SREIT unless and until it has received our prior written consent, including the consent of our conflicts committee. The Linda Bren 2017 Trust has agreed for the benefit of our company that it will not sell $5.0 million of its $10.0 million aggregate investment in the SREIT unless and until it has received our prior written consent, including the consent of our conflicts committee. Linda Bren was the spouse of our former director and president, who passed away in April 2019. Schreiber Real Estate Investments L.P. and PBren Investments L.P. are affiliated with Charles J. Schreiber, Jr. In addition, Barbara R. Cambon, one of our former directors, accepted the positions of Chief Executive Officer and Chief Investment Officer of the Manager and will receive compensation for her services. In connection with her acceptance of these positions, Ms. Cambon resigned from our board of directors effective June 26, 2019.

Allocation Policy. In connection with the Singapore Transaction, our advisor and KBS Realty Advisors proposed that our conflicts committee and board of directors adopt an asset allocation policy (the “Allocation Process”) among us, KBS REIT II and KBS Growth & Income REIT (collectively, the “Core Strategy REITs”) and the SREIT. Our conflicts committee and board of directors adopted the Allocation Process as proposed. The Allocation Process provides that, in order to mitigate potential conflicts of interest that may arise among the Core REITs and the SREIT, upon the listing of the SREIT on the Singapore Stock Exchange on July 19, 2019, potential asset acquisitions that meet all of the following criteria would be offered first to the SREIT:

i)	Class A office building;
ii)	Purchase price of at least $125.0 million;
iii)	Average occupancy of at least 90% for the first two years based on contractual in-place leases; and
iv)	Stabilized property investment yield that is generally supportive of the distributions per unit of the SREIT.

To the extent the SREIT does not have the funds to acquire the asset or to the extent the Manager of the SREIT decides to forego the acquisition opportunity, such asset may then be offered to the Core Strategy REITs at the discretion of our advisor.

No Other Transactions. From January 1, 2019 through June 30, 2020, no other transactions occurred between us and KBS REIT II, Pacific Oak Strategic Opportunity REIT, Inc., formerly KBS Strategic Opportunity REIT, Inc., (“Pacific Oak Strategic Opportunity REIT”) (advisory agreement with KBS Capital Advisors terminated as of October 31, 2019 and dealer manager agreement with KBS Capital Markets Group terminated as of December 31, 2019), Pacific Oak Strategic Opportunity REIT II, Inc., formerly KBS Strategic Opportunity REIT II, Inc., (“Pacific Oak Strategic Opportunity REIT II”) (advisory agreement with KBS Capital Advisors terminated as of October 31, 2019 and dealer manager agreement with KBS Capital Markets Group terminated as of December 31, 2019), KBS Growth & Income REIT, our dealer manager, our advisor or other KBS-affiliated entities.

On November 1, 2019, Pacific Oak Strategic Opportunity REIT and Pacific Oak Strategic Opportunity REIT II transferred the management of the companies to a new external advisor, Pacific Oak Capital Advisors LLC. The transfer of management allows KBS Capital Advisors to focus on its current core asset portfolios, while the Pacific Oak group of companies focuses primarily on its current opportunistic portfolios. Pacific Oak Capital Advisors, LLC is owned and managed by Keith D. Hall and Peter McMillan III. Together, through GKP Holding LLC, Messrs. Hall and McMillan, continue to indirectly own a 33 1/3% interest in KBS Capital Advisors and KBS Capital Markets Group.

Currently Proposed Transactions. There are no currently proposed material transactions with related persons other than those covered by the terms of the agreements described above and other than the proposed NAV REIT conversion discussed below.

Proposed NAV REIT Conversion

Our board of directors and management team regularly monitor the real estate and equity markets in order to find the best opportunities possible to continue to provide attractive and stable cash distributions to our stockholders and provide additional liquidity for our stockholders. One alternative for us to achieve these objectives may be for us to pursue conversion to a non-listed, perpetual-life company that (a) calculates the net asset value or “NAV” per share on a regular basis that is more frequent that annually (i.e., daily, monthly or quarterly), (b) offers and sells new shares of our common stock continuously through a number of distribution channels in ongoing public offerings, and (c) seeks to provide increased liquidity to current and future stockholders through an expansion of our current share redemption program and/or periodic self-tender offers. We refer to a REIT that operates in this manner as an “NAV REIT” and we refer to our proposed conversion to this mode of operation as the “Proposed NAV REIT Conversion.” On January 9, 2020, we filed a definitive proxy statement with the SEC in connection with the annual meeting of stockholders to vote on, among other proposals, two proposals related to our pursuit of conversion to an NAV REIT, both of which were approved by our stockholders at our annual meeting of stockholders on May 7, 2020. Also in connection with our pursuit of conversion to an NAV REIT, on January 10, 2020, we filed a registration statement on Form S-11 with the SEC to register a public offering. Pursuant to the registration statement, we propose to register up to $2,000,000,000 of shares of common stock, consisting of up to $1,700,000,000 in shares in a primary offering and up to $300,000,000 in shares pursuant to a dividend reinvestment plan. As the global impact of the COVID-19 pandemic continues to evolve, severely impacting global economic activity and causing significant volatility and negative pressure in the financial markets, including the U.S. real estate office market and the industries of our tenants, our conflicts committee and our board of directors continue to evaluate whether the Proposed NAV REIT Conversion remains in the best interest of our stockholders. Accordingly, we can give no assurance that we will continue to pursue a conversion to an NAV REIT or that if we do pursue conversion to an NAV REIT that we would commence or complete the proposed offering. Even if we convert to an NAV REIT, there is no assurance that we will successfully implement our strategy, and we can provide no assurance that our NAV REIT strategy will be able to provide additional liquidity to stockholders.

Terms of Proposed NAV REIT Conversion

We summarize below our current intentions as to the principal terms of the Proposed NAV REIT Conversion. While we describe below our current intentions with respect to the Proposed NAV REIT Conversion, our board of directors may change any aspect of it without stockholder approval, except the specific matters submitted for stockholder approval. Such changes may be deemed appropriate for a variety of reasons, including but not limited to regulatory, capital-raising or business considerations, all of which can change over time.

More Frequent NAV Calculations

We currently calculate the NAV of our shares once each calendar year. As an NAV REIT, we currently intend to calculate our NAV once per month, though we could decide to calculate it daily or quarterly. We believe more frequent NAV calculations will improve our ability to offer and repurchase our shares at the most representative prices, and also improve visibility and transparency into our performance.

Revised Share Redemption Program

As an NAV REIT, we believe we can (a) offer an expanded share redemption program, (b) have additional capital to fund redemptions, and (c) provide more frequent NAV per share calculations, which will provide stockholders with more information when making liquidity decisions and also allow more frequent and representative pricing under our share redemption program. As an NAV REIT, we intend to revise our share redemption program to allow us to make monthly redemptions with an aggregate value of up to 5% of our NAV per calendar quarter. This would be a significant increase in maximum capacity compared to our current share redemption program, which limits redemptions of shares during any calendar year to no more than 5% of the weighted average number of shares outstanding during the prior calendar year. Our current share redemption program is also limited by funding restrictions that prevent us from redeeming the maximum number of shares permitted under the program, unless increased by our board of directors. While we were soliciting stockholders with respect to the proposals related to our conversion to an NAV REIT, the board of directors determined to suspend ordinary redemptions under our share redemption program and ordinary redemptions under the share redemption program remain suspended as we navigate through the impact of the COVID-19 pandemic and the pursuit of conversion to an NAV REIT. Ordinary redemptions are all redemptions that do not qualify for the special provisions for redemptions sought in connection with a stockholder’s death, “Qualifying Disability” or “Determination of Incompetence” (each as defined in the share redemption program). Because the actual level of redemptions under our share redemption program as an NAV REIT would also depend on our ability to fund redemptions and our other capital needs, we may not be able to make redemptions up to the maximum capacity permitted by the program. However, our intention is to increase our stockholders’ access to liquidity through an expansion of our current share redemption program and/or through self-tender offers. As an NAV REIT, we expect that redemptions would be made on a monthly basis at a price generally equal to the prior month’s NAV per share for the class of stock (which will be our most recently disclosed NAV per share at such time) with two exceptions: (i) shares that have not been outstanding for at least one year will be redeemed at 97.0% of the prior month’s NAV per share for the class of stock (an “Early Redemption Deduction”) and (ii) all shares that are redeemed during the first year after our conversion to an NAV REIT will be redeemed at 97.0% of the prior month’s NAV per share for the class of stock (“Transition Deduction”). The Early Redemption Deduction and Transition Deduction may only be waived in the case of redemption requests arising from the death or qualified disability of the holder.

Distributions and Dividend Reinvestment Plan

Commencing in January 2019 and other than special distributions, our distributions have been based on monthly record and payment dates. As an NAV REIT, we expect that we would continue to pay distributions based on monthly record and payment dates. We expect to revise our dividend reinvestment plan so that we would generally sell shares at our prior month’s NAV per share for the class of stock (which will be our most recently disclosed NAV per share at such time), rather than at 95% of the most recent NAV as we do now.

Ongoing Public Offerings Conducted through KBS Capital Markets Group LLC

As an NAV REIT, we expect that we would conduct ongoing primary public offerings of our shares on a continuous basis through our affiliated dealer manager, KBS Capital Markets Group LLC. Such offerings would likely include new classes of common stock, which would allow us to offer different classes of common stock with different combinations of upfront and ongoing commissions and other fees payable to our dealer manager and participating broker-dealers. We believe that having a number of different share classes with different distribution compensation structures will improve our ability to sell shares and raise capital in the current market.

We generally expect that the upfront and ongoing commissions and other fees payable to our dealer manager and participating broker-dealers in connection with these offerings would be borne by the new investors. In addition to upfront and ongoing commissions and other fees borne by new investors, from time to time we may agree to pay certain participating broker-dealers additional primary dealer fees in amounts to be determined by the board of directors. The primary dealer fee would impact all stockholders. We currently estimate that we may sell up to a maximum of $300 million of shares in primary offerings pursuant to a primary dealer fee arrangement, although in the future we may agree to additional primary dealer fee arrangements. We would also incur other offering expenses in connection with these offerings, which expenses would impact all stockholders. These other offering expenses would include, among other items, our legal, accounting, printing, mailing and filing fees, charges of our transfer agent, reimbursement of bona fide due diligence expenses, legal fees of our dealer manager, costs reimbursement for registered representatives of participating broker-dealers to attend educational conferences sponsored by us or our dealer manager, attendance fees for registered persons associated with our dealer manager to attend seminars conducted by participating broker-dealers, and promotional items. They could also include reimbursement to our dealer manager for wholesaling compensation expenses, though we do not currently intend to reimburse our dealer manager for such expenses.

Revised Advisory Fee Structure

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Acquisition and Origination Fees and Expenses. Pursuant to our advisory agreement currently in effect with our advisor, we incur acquisition and origination fees payable to our advisor equal to 1.0% of the cost of investments acquired by us, or the amount to be funded by us to acquire or originate loans, including the sum of the amount actually paid or allocated to the purchase, development, construction or improvement of such investments, acquisition and origination expenses and any debt attributable to such investments. We intend to eliminate this fee as part of the Proposed NAV REIT Conversion. This may represent significant savings, depending on our future investment activity. We intend to continue to reimburse our advisor for customary acquisition and origination expenses, whether or not we ultimately acquire the asset.

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Fixed Asset Management Fee. Pursuant to our advisory agreement currently in effect with our advisor, we currently pay the advisor an asset management fee. With respect to investments in real property, the asset management fee is a monthly fee equal to one-twelfth of 0.75% of the sum of the amount paid or allocated to acquire the investment, plus the costs of any subsequent development, construction or improvements to the property. This amount includes any portion of the investment that was debt financed and is inclusive of acquisition expenses related thereto (but excludes acquisition fees paid or payable to our advisor). In the case of investments made through joint ventures, the asset management fee is determined based on our proportionate share of the underlying investment (but excluding acquisition fees paid or payable to our advisor). With respect to investments in loans and any investments other than real property, the asset management fee is a monthly fee calculated, each month, as one-twelfth of 0.75% of the lesser of (i) the amount actually paid or allocated to acquire or fund the loan or other investment (which amount includes any portion of the investment that was debt financed and is inclusive of acquisition or origination expenses related thereto, but is exclusive of acquisition or origination fees paid or payable to our advisor) and (ii) the outstanding principal amount of such loan or other investment, plus the acquisition or origination expenses related to the acquisition or funding of such investment (excluding acquisition or origination fees paid or payable to our advisor), as of the time of calculation. As discussed above, from January 1, 2019 through June 30, 2020, asset management fees totaled $35.0 million. From January 1, 2019 through June 30, 2020, we paid $29.5 million in asset management fees, $2.6 million of which related to asset management fees incurred in prior periods. As of June 30, 2020, we had accrued and deferred payment of $8.1 million of asset management fees under the advisory agreement.

With respect to our current asset management fee, our advisor has agreed to defer, without interest, our obligation to pay asset management fees for any month in which our modified funds from operations (“MFFO”) for such month, as such term is defined in the practice guideline issued by the IPA in November 2010 and interpreted by us, excluding asset management fees, does not exceed the amount of distributions declared by us for record dates of that month. We remain obligated to pay our advisor an asset management fee in any month in which our MFFO, excluding asset management fees, for such month exceeds the amount of distributions declared for the record dates of that month (such excess amount, an “MFFO Surplus”); however, any amount of such asset management fee in excess of the MFFO Surplus will also be deferred under the advisory agreement. If the MFFO Surplus for any month exceeds the amount of the asset management fee payable for such month, any remaining MFFO Surplus will be applied to pay any asset management fee amounts previously deferred in accordance with the advisory agreement. Notwithstanding the foregoing, any and all deferred asset management fees that are unpaid will become immediately due and payable at such time as our stockholders have received, together as a collective group, aggregate distributions (including distributions that may constitute a return of capital for federal income tax purposes) sufficient to provide (i) an 8.0% per year cumulative, noncompounded return on such net invested capital (the “Stockholders’ 8% Return”) and (ii) a return of their net invested capital, or the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by any amounts to repurchase shares pursuant to our share redemption program. The Stockholders’ 8% Return is not based on the return provided to any individual stockholder. Accordingly, it is not necessary for each of our stockholders to have received any minimum return in order for our advisor to receive deferred asset management fees.

As part of the Proposed NAV REIT Conversion, we currently expect to replace the current asset management fee with a fixed management fee equal to 1.25% of our NAV per annum payable monthly. Additionally, to the extent that our operating partnership, KBS Limited Partnership III (the “Operating Partnership”) issues Operating Partnership units to parties other than us, our Operating Partnership will pay our adviser or its affiliate a management fee equal to 1.25% of the NAV of the Operating Partnership attributable to such Operating Partnership units not held by us per annum payable monthly. In calculating the management fee, we intend to use our NAV before giving effect to accruals for the management fee and the performance participation allocation fee (described below), ongoing fees paid to our dealer manager (all or a portion of which will be paid or reallowed to broker-dealers) with respect to new sales of shares (i.e., ongoing class-specific fees), or distributions payable on our outstanding shares or Operating Partnership units.

The impact of this change will depend on a number of factors, including our leverage and the value of our assets compared to the purchase price (both of which will be taken into account with the new fee structure, unlike the old fee structure), and is therefore impossible to predict over the long term, but we do not expect the change to be significant in the near term. By way of example only, if the aggregate NAV of our company for the nine months ended September 30, 2019 were equal to the estimated net asset value of our company as of September 30, 2019, adjusted to give effect to the October 23, 2019 authorization of a special dividend of $0.80 per share on our outstanding shares of common stock to the stockholders of record as of the close of business on November 4, 2019 and a change in the estimated value of the Company’s investment in units of the SREIT, calculated in accordance with the estimated value per share approved by our board of directors on December 4, 2019 and then adjusted to exclude the value of our investment in units of the SREIT of $257.8 million as of December 3, 2019, which currently is not subject to an asset management fee, this new fixed management fee would have been approximately $1.9 million per month. By comparison, the existing asset management fee incurred by us for the six months ended June 30, 2020 was approximately $1.7 million per month.

The new management fee will not be subject to the deferrals described above with respect to our current asset management fee. This could result in the advisor or its affiliate receiving management fees sooner than it otherwise would under our current asset management fee arrangement, depending on our MFFO relative to our distributions.

The new management fee may be paid, at our advisor’s (or its affiliate’s) election, in cash, shares of our common stock or units of our Operating Partnership. To the extent that our advisor (or its affiliate) elects to receive any portion of the management fee in shares of common stock or units of our Operating Partnership, we may repurchase such shares or units of our Operating Partnership from our advisor or its affiliate at a later date. Shares of our common stock and units of our Operating Partnership obtained by our advisor or its affiliate will not be subject to the repurchase limits of our share redemption program or any Early Redemption Deduction or Transition Deduction. The Operating Partnership will repurchase any such Operating Partnership units for cash unless our board of directors determines that any such repurchase for cash would be prohibited by applicable law or our charter, in which case such Operating Partnership units will be repurchased for shares of our common stock with an equivalent aggregate NAV. The advisory agreement will provide that with respect to any shares of our common stock received as payment for the new management fee, within six months after a listing of the shares on a national securities exchange, we will enter into a registration rights agreement with our advisor for the shares received as payment for the new management fee, with terms mutually agreeable to us and our advisor.

•	Incentive Fee. Please see “Revised Incentive Fee” below for a description of our current intentions with respect to the incentive fee payable to our advisor or its affiliate.

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Disposition Fees. Pursuant to our advisory agreement currently in effect with the advisor, for substantial assistance in connection with the sale of properties or other investments, we currently pay our advisor or its affiliates 1.0% of the contract sales price of each property or other investment sold; provided, however, that if in connection with such disposition commissions are paid to third parties unaffiliated with our advisor, the fee paid to our advisor and its affiliates may not exceed the commissions paid to such unaffiliated third parties, and provided further that the disposition fees paid to our advisor, its affiliates and unaffiliated third parties may not exceed 6.0% of the contract sales price.

We intend to eliminate this fee as part of the Proposed NAV REIT Conversion.

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Operating Expenses. Pursuant to our advisory agreement currently in effect with the advisor, our advisor and its affiliates have the right to seek reimbursement from us for all costs and expenses they incur in connection with their provision of services to us, including our allocable share of our advisor’s overhead, such as rent, employee costs, utilities, accounting software and cybersecurity costs. With respect to employee costs, at this time our advisor and its affiliates only expect to seek reimbursement for our allocable portion of the salaries, benefits and overhead of internal audit department personnel providing services to us. In the future, our advisor and its affiliates may seek reimbursement for additional employee costs. We will not reimburse our advisor and its affiliates for the salaries and benefits our advisor or its affiliates may pay our executive officers. In addition, we reimburse our advisor and its affiliates for certain of our direct costs incurred from third parties that were initially paid by our advisor or its affiliates on our behalf.

We have also entered into a fee reimbursement agreement with our dealer manager pursuant to which we agreed to reimburse our dealer manager for certain fees and expenses it incurs for administering our participation in the Depository Trust Clearing Corporation (“DTCC”) Alternative Investment Product Platform with respect to certain accounts of our investors serviced through the platform.

We do not expect any change to the foregoing in connection with the Proposed NAV REIT Conversion.

Revised Incentive Fee

Description of Current Incentive Fee

Pursuant to our advisory agreement currently in effect with the advisor, the advisor is due a subordinated participation in our net cash flows (the “Subordinated Participation in Net Cash Flows”) upon meeting certain performance goals. After our stockholders have received, together as a collective group, aggregate distributions (including distributions that may constitute a return of capital for federal income tax purposes) sufficient to provide (i) a return of their net invested capital, or the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by any amounts to repurchase shares pursuant to our share redemption program, and (ii) an 8.0% per year cumulative, noncompounded return on such net invested capital, the advisor is entitled to receive 15.0% of our net cash flows, whether from continuing operations, net sale proceeds or otherwise. Net sales proceeds means the net cash proceeds realized by us after deduction of all expenses incurred in connection with a sale, including disposition fees paid to the advisor. The 8.0% per year cumulative, noncompounded return on net invested capital is calculated on a daily basis. In making this calculation, the net invested capital is reduced to the extent distributions in excess of a cumulative, noncompounded, annual return of 8.0% are paid (from whatever source), except to the extent such distributions would be required to supplement prior distributions paid in order to achieve a cumulative, noncompounded, annual return of 8.0% (invested capital is only reduced as described in this sentence; it is not reduced simply because a distribution constitutes a return of capital for federal income tax purposes). The 8.0% per year cumulative, noncompounded return is not based on the return provided to any individual stockholder. Accordingly, it is not necessary for each of our stockholders to have received any minimum return in order for our advisor to participate in our net cash flows. In fact, if the advisor is entitled to participate in our net cash flows, the returns of our stockholders will differ, and some may be less than an 8.0% per year cumulative, noncompounded return. This fee is payable only if we are not listed on an exchange.

Alternatively, pursuant to our advisory agreement currently in effect with the advisor, the advisor is due a subordinated incentive listing fee (the “Subordinated Participation Listing Fee”) upon a listing of our common stock on a national securities exchange equal to 15.0% of the amount by which (i) the market value of our outstanding stock plus distributions paid by us (including distributions that may constitute a return of capital for federal income tax purposes) prior to listing exceeds (ii) the sum of our stockholders’ net invested capital, or the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by any amounts to repurchase shares pursuant to our share redemption program, and the amount of cash flow necessary to generate an 8.0% per year cumulative, noncompounded return on such amount. The 8.0% per year cumulative, noncompounded return on net invested capital is calculated on a daily basis. In making this calculation, the net invested capital is reduced to the extent distributions in excess of a cumulative, noncompounded, annual return of 8.0% are paid (from whatever source), except to the extent such distributions would be required to supplement prior distributions paid in order to achieve a cumulative, noncompounded, annual return of 8.0% (invested capital is only reduced as described in this sentence; it is not reduced simply because a distribution constitutes a return of capital for federal income tax purposes). The 8.0% per year cumulative, noncompounded return is not based on the return provided to any individual stockholder. Accordingly, it is not necessary for each of our stockholders to have received any minimum return in order for our advisor to receive the listing fee. In fact, if our advisor is entitled to the listing fee, the returns of our stockholders will differ, and some may be less than an 8.0% per year cumulative, noncompounded return.

Neither the Subordinated Participation in Net Cash Flows nor the Subordinated Participation Listing Fee are currently payable to our advisor, and there is no guarantee that they will ever be payable. Most likely, we would need to list our shares on a national securities exchange or liquidate substantially all of our assets for one of these fees to be payable, and we would have to have met the requisite threshold for payment of the fee. Solely for purposes of determining the estimated net asset value of our company as of September 30, 2019, adjusted to give effect to the October 23, 2019 authorization of a special dividend of $0.80 per share on our outstanding shares of common stock to the stockholders of record as of the close of business on November 4, 2019 and a change in the estimated value of the Company’s investment in units of the SREIT, calculated in accordance with the estimated value per share approved by our board of directors on December 4, 2019, the advisor calculated the potential liability related to the Subordinated Participation in Net Cash Flows based on a hypothetical liquidation of the assets and liabilities at their estimated fair values, after considering the impact of any potential closing costs and fees related to the disposition of real estate properties. The advisor estimated the fair value of this liability to be approximately $30 million or $0.17 per share as of the valuation date, and included the impact of this liability in its calculation of our estimated value per share.

Reasons for Proposing Changes to Incentive Fee Structure

The triggering events for the incentive fee structure currently in effect with our advisor are generally expected to occur, if ever, upon a listing of our shares of stock on a national securities exchange or a significant distribution of cash in connection with a sale of all or a substantial amount of our assets. These triggering events are inconsistent with a perpetual-life NAV REIT that intends to provide liquidity to its stockholders through a share redemption program and/or periodic self-tender offers. Therefore, in order to properly align our advisor’s and its affiliates’ incentive fee compensation structure with our proposed perpetual-life strategy, we intend to revise the incentive fee structure. Commencing with the launch of our first public offering as a perpetual-life NAV REIT, we intend to implement an annual incentive fee formula that would require us to pay our advisor (or its affiliate) an incentive fee for any given year if certain performance thresholds were met for that year. With respect to our historical performance period from inception through the launch of our first public offering as a perpetual-life NAV REIT, we believe it is appropriate to accelerate the payment of the historical incentive fee so that it does not depend on the currently-existing triggering events. Because the acceleration of this fee is not something we intended to do when we launched our initial public offering, we asked our stockholders for their approval of this acceleration, which our stockholders approved at our annual meeting of stockholders on May 7, 2020. As noted above, our conversion to an NAV REIT remains subject to further approval of our conflicts committee, composed of all of our independent directors, and our board of directors. Although we are exploring an NAV REIT strategy, there is no assurance that we will successfully implement our strategy.

Proposed Acceleration of Payment of Current Incentive Fee

We currently intend to accelerate the payment of incentive compensation to the advisor upon our conversion to an NAV REIT by agreeing to pay our advisor, in connection with our conversion to an NAV REIT, an amount equal to the estimated value of the Subordinated Participation in Net Cash Flows based on a hypothetical liquidation of our assets and liabilities at their then-current estimated values used in our NAV calculation at the time of conversion to an NAV REIT, after considering the impact of any potential closing costs and fees related to the disposition of real estate properties. Following this transaction, our obligation to pay the Subordinated Participation in Net Cash Flows and the Subordinated Participation Listing Fee would be eliminated.

We expect this acceleration payment would be made in the form of restricted shares of our common stock (“Restricted Shares”) with terms that are still under consideration, but are currently expected to be structured as follows:

•	Each Restricted Share would be one share of our common stock.

•	The Restricted Shares would be awarded in connection with the launch of a public offering as an NAV REIT.

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The number of Restricted Shares awarded would equal the number of our shares of common stock, valued at the then-current NAV per share at the time of the award (i.e., the NAV per share at the time of our conversion to an NAV REIT), with a value equal to the estimated value of the Subordinated Participation in Net Cash Flows based on a hypothetical liquidation of our assets and liabilities at their then-current estimated values used in the NAV calculation at the time of conversion to an NAV REIT, after considering the impact of any potential closing costs and fees related to the disposition of real estate properties. The foregoing would be calculated by our advisor (or its affiliate) in its good faith and approved by the conflicts committee, which is composed of all our independent directors.

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The Restricted Shares awarded would vest after two years, provided the advisor or its affiliate is not terminated for “cause” during that time (where “cause” means fraud, criminal conduct if the advisor or its affiliate would have reasonable cause to believe that the conduct was unlawful, willful misconduct, or an uncured material breach of the advisory agreement). Both we and the advisor would have certain rights to accelerate vesting in certain situations, such as a change of control of our company.

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We would agree with the advisor prior to the award of the Restricted Shares to repurchase 50% of the Restricted Shares upon vesting, with the repurchase price determined based on the then-current value of our shares. The main reason we would agree to repurchase 50% of the Restricted Shares upon vesting is to allow the advisor to have cash to pay its taxes.

•	The Restricted Shares would be entitled to dividends and have the same voting rights as all other shares of common stock.

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After vesting and excluding the initial repurchase of 50% of the Restricted Shares upon vesting, the shares the advisor receives pursuant to this agreement would not be eligible for redemption under our share redemption program unless the company has satisfied all redemption requests from other stockholders received at that time; this restriction may be lifted in certain situations, such as upon a change of control of our company.

Under our charter, we are required to limit our total operating expenses to the greater of 2% of our average invested assets or 25% of our net income for the four most recently completed fiscal quarters, as these terms are defined in our charter, unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. Because the award of Restricted Shares would be deemed an operating expense under our charter, such award may cause us to exceed the charter limitation on total operating expenses. We expect that any agreement to award Restricted Shares to our advisor would provide that (i) the conflicts committee has determined that the expense to us as a result of such award is justified based on unusual and non-recurring factors and (ii) the advisor will not be required to reimburse us any expenses under this charter provision to the extent that we exceed the limit on total operating expenses as a result of the expense incurred in connection with the award of Restricted Shares. Though the award of Restricted Shares is an expense under our charter and generally accepted accounting principles, the award would not reduce our cash flow from operations.

Proposed Incentive Fee Going Forward

In addition, going forward, commencing upon our conversion to an NAV REIT, we currently intend to replace the incentive fees described above with a new annual performance allocation. We expect that the advisor or one of its affiliates (the “Special Limited Partner”) will own a special limited partner interest in the Operating Partnership. So long as the advisory agreement with our advisor or its affiliate has not been terminated (including by means of non-renewal), the Special Limited Partner will hold a performance participation interest in the Operating Partnership that will entitle it to receive an allocation from our Operating Partnership equal to 12.5% of the Total Return, subject to a 6% Hurdle Amount and a High Water Mark, with a partial Catch-Up (each term as defined below). Such allocation will be made annually and accrue monthly.

Specifically, the Special Limited Partner will be allocated a performance participation in an amount equal to:

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First, if the Total Return for the applicable period exceeds the sum of (i) the Hurdle Amount for that period and (ii) the Loss Carryforward Amount (any such excess, “Excess Profits”), 100% of such Excess Profits until the total amount allocated to the Special Limited Partner equals 5.0% of the sum of (x) the Hurdle Amount for that period and (y) any amount allocated to the Special Limited Partner pursuant to this clause (this is commonly referred to as a “Catch-Up”); and

•	Second, to the extent there are remaining Excess Profits, 12.5% of such remaining Excess Profits.

“Total Return” for any period since the end of the prior calendar year shall equal the sum of:

i)	all distributions accrued or paid (without duplication) on the Operating Partnership units outstanding at the end of such period since the beginning of the then-current calendar year plus

ii)

the change in aggregate NAV of such units since the beginning of the year, before giving effect to (x) changes resulting solely from the proceeds of issuances of Operating Partnership units, (y) any allocation/accrual to the performance participation interest and (z) applicable distribution fee expenses (including any payments made to us for payment of such expenses).

For the avoidance of doubt, the calculation of Total Return will (i) include any appreciation or depreciation in the NAV of units issued during the then-current calendar year but (ii) exclude the proceeds from the initial issuance of such units.

“Hurdle Amount” for any period during a calendar year means that amount that results in a 6% annualized internal rate of return on the NAV of the Operating Partnership units outstanding at the beginning of the then-current calendar year and all Operating Partnership units issued since the beginning of the then-current calendar year, taking into account the timing and amount of all distributions accrued or paid (without duplication) on all such units and all issuances of Operating Partnership units over the period and calculated in accordance with recognized industry practices. The ending NAV of the Operating Partnership units used in calculating the internal rate of return will be calculated before giving effect to any allocation/accrual to the performance participation interest and applicable distribution fee expenses, provided that the calculation of the Hurdle Amount for any period will exclude any Operating Partnership units repurchased during such period, which units will be subject to the performance participation allocation upon repurchase as described below.

Except as described in Loss Carryforward Amount below, any amount by which Total Return falls below the Hurdle Amount will not be carried forward to subsequent periods.

“Loss Carryforward Amount” shall initially equal zero and shall cumulatively increase by the absolute value of any negative annual Total Return and decrease by any positive annual Total Return, provided that the Loss Carryforward Amount shall at no time be less than zero and provided further that the calculation of the Loss Carryforward Amount will exclude the Total Return related to any Operating Partnership units repurchased during such year, which units will be subject to the performance participation allocation upon repurchase as described below. The effect of the Loss Carryforward Amount is that the recoupment of past annual Total Return losses will offset the positive annual Total Return for purposes of the calculation of the Special Limited Partner’s performance participation. This is referred to as a “High Water Mark.”

The Special Limited Partner will also be allocated a performance participation with respect to all Operating Partnership units that are repurchased at the end of any month (in connection with redemptions or repurchases of our shares in our share redemption program or otherwise) in an amount calculated as described above with the relevant period being the portion of the year for which such unit was outstanding, and proceeds for any such unit repurchase will be reduced by the amount of any such performance participation.

Distributions on the performance participation interest may be payable in cash or units of our Operating Partnership at the election of the Special Limited Partner. If the Special Limited Partner elects to receive such distributions in Operating Partnership units, the Special Limited Partner may request the Operating Partnership to repurchase such Operating Partnership units from the Special Limited Partner at a later date. Any such repurchase requests will not be subject to the Early Repurchase Deduction or Transition Deduction but will be subject to the same repurchase limits that exist under our share redemption program.

The Operating Partnership will repurchase any such Operating Partnership units for cash unless our board of directors determines that any such repurchase for cash would be prohibited by applicable law or our charter, in which case such Operating Partnership units will be repurchased for shares of our common stock with an equivalent aggregate NAV.

The NAV of the Operating Partnership calculated on the last trading day of a calendar year shall be the amount against which changes in NAV are measured during the subsequent calendar year. In our first calendar year of operations as an NAV REIT, the performance participation will be prorated for the portion of the calendar year in which we operate as an NAV REIT.

The measurement of the foregoing net assets change is also subject to adjustment by our board of directors to account for any unit dividend, unit split, recapitalization or any other similar change in the Operating Partnership’s capital structure or any distributions made after our conversion to an NAV REIT that the board of directors deems to be a return of capital (if such changes are not already reflected in the Operating Partnership’s net assets).

The Special Limited Partner will not be obligated to return any portion of the performance participation paid based on our subsequent performance.

Changes in our Operating Partnership’s NAV per unit of each class will generally correspond to changes in our NAV per share of the corresponding class of our common stock. Distributions with respect to the performance participation interest are calculated from the Operating Partnership’s Total Return over a calendar year. As a result, the Special Limited Partner may be entitled to receive compensation under the performance participation for a given year even if some of our stockholders who purchased shares during such year experienced a decline in NAV per share. Similarly, stockholders whose shares are repurchased during a given year may have their shares repurchased at a lower NAV per share as a result of an accrual for the estimated performance participation at such time, even if no performance participation allocation for such year is ultimately payable to the Special Limited Partner at the end of such calendar year.

In the event the advisory agreement is terminated, the Special Limited Partner will be allocated any accrued performance participation with respect to all Operating Partnership units as of the date of such termination.

Nomination of Directors

General

We do not have a standing nominating committee. Unless otherwise provided by Maryland law, the board of directors is responsible for selecting its own nominees and recommending them for election by our stockholders, provided that the conflicts committee is responsible for selecting and nominating replacements for vacancies among our independent director positions. Unless filled by a vote of our stockholders as permitted by the Maryland General Corporation Law, a vacancy that results from the removal of a director will be filled by a vote of a majority of the remaining directors. Any vacancy on the board of directors for any other cause will be filled by a vote of a majority of the remaining directors, even if such majority vote is less than a quorum. The board of directors believes that the primary reason for creating a standing nominating committee is to ensure that candidates for independent director positions can be evaluated under a process free from conflicts of interest with us. Because nominations for vacancies in independent director positions are handled by a committee composed only of independent directors, the board of directors has determined that the creation of a standing nominating committee is not necessary. We do not have a charter that governs the director nomination process.

Board Membership Criteria

With respect to filling vacancies for independent director positions, the conflicts committee reviews the appropriate experience, skills and characteristics required of directors in the context of the then-current membership of the board of directors. The full board of directors annually conducts a similar review with respect to all director nominations. This assessment includes, in the context of the perceived needs of the board of directors at that time, issues of knowledge, experience, judgment and skills, such as an understanding of the real estate and real estate finance industries or accounting or financial management expertise. The board of directors seeks to nominate directors with diverse backgrounds, experiences and skill sets that complement each other so as to maximize the collective knowledge, experience, judgment and skills of the entire board of directors. The board of directors assesses its effectiveness in achieving this goal annually, in part, by reviewing the diversity of the skill sets of the directors and determining whether there are any deficiencies in the board of directors’ collective skill set that should be addressed in the nominating process. The board of directors made such an assessment in connection with director nominations for the annual meeting of stockholders and determined that the composition of the current board of directors satisfies its diversity objectives.

Other considerations in director nominations include the candidate’s independence from conflict with us and the ability of the candidate to attend board meetings regularly and to devote an appropriate amount of time in preparation for those meetings. It also is expected that independent directors nominated by the conflicts committee will be individuals who possess a reputation and hold positions or affiliations befitting a director of a large publicly held company and who are actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional or academic community. Moreover, as required by our charter, at least one of our independent directors must have at least three years of relevant real estate experience, and each director who is not an independent director must have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire, manage and dispose of the types of assets we acquire and manage.

Selection of Directors

Unless otherwise provided by Maryland law, the board of directors is responsible for selecting its own nominees and recommending them for election by our stockholders, provided that the conflicts committee must nominate replacements for any vacancies among the independent director positions. All director nominees stand for election by our stockholders annually.

In nominating candidates for the board of directors, the board of directors (or the conflicts committee, as appropriate) solicits candidate recommendations from its own members and the management of KBS Capital Advisors. The board of directors and the conflicts committee may also engage the services of a search firm to assist in identifying potential director nominees.

The board of directors and the conflicts committee will consider recommendations made by stockholders for director nominees who meet the established director criteria set forth above. In order to be considered for nomination, recommendations made by stockholders must be submitted within the timeframe required to request a proposal to be included in the proxy materials. See “Stockholder Proposals” below. In evaluating the persons recommended as potential directors, the board of directors (or the conflicts committee, as appropriate) will consider each candidate without regard to the source of the recommendation and take into account those factors that they determine are relevant. Stockholders may directly nominate potential directors (without the recommendation of the board of directors or conflicts committee) by satisfying the procedural requirements for such nomination as provided in Article II, Section 2.12 of our bylaws. Any stockholder may request a copy of our bylaws free of charge by calling 866-527-4264.

Stockholder Communications with the Board of Directors

We have established a procedure for stockholders to communicate comments and concerns to the board of directors. Stockholders may contact the board of directors at the following address:

Board of Directors of KBS Real Estate Investment Trust III, Inc.

800 Newport Center Drive, Suite 700

Newport Beach, California 92660

Stockholders should report any complaints or concerns regarding (1) suspected violations or concerns as to compliance with laws, regulations, our Code of Conduct and Ethics or other suspected wrongdoings affecting us or our properties or assets, or (2) any complaints or concerns regarding our accounting, internal accounting controls, auditing matters, or any concerns regarding any questionable accounting or auditing matters affecting us. Stockholders should report any such suspected violations or other complaints or concerns by any of the following means:

•	Via the Internet at http://kbsreitiii.ethicspoint.com;
•	By calling the toll free Ethics Hotline at 1-888-329-6414; or

•	By mailing a description of the suspected violation or concern to:

Audit Committee Chair

c/o KBS Real Estate Investment Trust III, Inc.

800 Newport Center Drive, Suite 700

Newport Beach, CA 92660

Reports made via the Ethics Hotline will be sent to the compliance officer, currently our advisor’s Chief Audit Executive, and the audit committee chair, provided that no person named in the report will receive the report directly.

Stockholders can also communicate directly with the Chairman of the Board at the annual meeting. Although we do not have a policy regarding the attendance of directors at annual meetings of stockholders, we expect that the Chairman of the Board will be present at all such meetings. All of our directors were present at our May 7, 2020 annual meeting of stockholders.

Executive Officers and Directors

We have provided below certain information about our executive officers and directors. All of our directors have terms expiring on the date of the annual meeting of stockholders and are being nominated for re-election to serve until the next annual meeting of stockholders and until his successor is elected and qualified. We have four seats on our board of directors. Stockholders may not vote for a greater number of persons than the number of nominees named.

Name and Address(1)	Position(s)	Age (2)	Year First Became a Director
Charles J. Schreiber, Jr.	Chairman of the Board, Chief Executive Officer, President and Director	69	2009
Jeffrey K. Waldvogel	Chief Financial Officer, Treasurer and Secretary	43	N/A
Stacie K. Yamane	Chief Accounting Officer and Assistant Secretary	56	N/A
Jeffrey A. Dritley	Independent Director	64	2017
Stuart A. Gabriel, Ph.D.	Independent Director	66	2010
Ron D. Sturzenegger	Independent Director	60	2019

(1) The address of each named executive officer and director is 800 Newport Center Drive, Suite 700, Newport Beach, California 92660.

(2) As of October 1, 2020.

Charles J. Schreiber, Jr. is our Chairman of the Board, our Chief Executive Officer and one of our directors, positions he has held since January 2010, January 2010 and December 2009, respectively. In August 2019, he was also elected as our President. He is also the Chief Executive Officer of our advisor and Chairman of the Board, Chief Executive Officer and a director of KBS Growth & Income REIT, positions he has held for these entities since October 2004 and January 2015, respectively. Mr. Schreiber is Chairman of the Board, Chief Executive Officer and a director of KBS REIT II, positions he has held since August 2007, August 2007 and July 2007, respectively. In August 2019, Mr. Schreiber was also elected President of KBS Growth & Income REIT and KBS REIT II. Mr. Schreiber was Chairman of the Board, Chief Executive Officer and a director of KBS Real Estate Investment Trust, Inc. (“KBS REIT I”) from June 2005 until its liquidation in December 2018. Other than de minimis amounts owned by family members or family trusts, Mr. Schreiber indirectly owns and controls a 33 1/3% interest in KBS Holdings LLC, which is the sole owner of our advisor and our dealer manager.    In addition, Mr. Schreiber controls the voting rights with respect to the 33 1/3% interest of KBS Holdings LLC held indirectly by the estate of Peter M. Bren (together with other family members). KBS Holdings LLC is a sponsor of our company and is or was a sponsor of KBS REIT I, KBS REIT II, Pacific Oak Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT, Inc. (“KBS Legacy Partners Apartment REIT”), Pacific Oak Strategic Opportunity REIT II and KBS Growth & Income REIT, which were formed in 2009, 2005, 2007, 2008, 2009, 2013 and 2015, respectively.

Mr. Schreiber is the Chief Executive Officer of KBS Realty Advisors and is a principal of Koll Bren Schreiber Realty Advisors, Inc., each an active and nationally recognized real estate investment advisor. These entities are registered as investment advisers with the SEC. Messrs. Bren and Schreiber were the founding partners of the KBS-affiliated investment advisors. The first investment advisor affiliated with Messrs. Bren and Schreiber was formed in 1992. As of December 31, 2019, KBS Realty Advisors, together with KBS affiliates, including KBS Capital Advisors, had been involved in the investment in or management of approximately $27.8 billion of real estate investments on behalf of institutional investors, including public and private pension plans, endowments and foundations, institutional and sovereign wealth funds, and the investors in us, KBS REIT I, KBS REIT II, Pacific Oak Strategic Opportunity REIT (advisory agreement terminated October 31, 2019), KBS Legacy

Partners Apartment REIT, Pacific Oak Strategic Opportunity REIT II (advisory agreement terminated October 31, 2019) and KBS Growth & Income REIT. Through October 31, 2019, our advisor also served as the U.S. asset manager for Keppel Pacific Oak US REIT, and KBS Realty Advisors serves as the U.S. asset manager for the SREIT, both Singapore real estate investment trusts.

Mr. Schreiber oversees all aspects of KBS Capital Advisors’ and KBS Realty Advisors’ operations, including the acquisition, management and disposition of individual investments and portfolios of investments for KBS-sponsored programs and KBS-advised investors. He also directs all facets of KBS Capital Advisors’ and KBS Realty Advisors’ business activities and is responsible for investor relationships.

In addition, since July 2018, Mr. Schreiber has served as Chairman of the Board and a director for KBS US Prime Property Management Pte. Ltd., which is the external manager of the SREIT, a Singapore real estate investment trust that is listed on the Singapore Stock Exchange. Mr. Schreiber holds an indirect ownership interest in KBS US Prime Property Management Pte. Ltd. and KBS Asia Partners Pte. Ltd., which is the sponsor of the SREIT.

Mr. Schreiber has been involved in real estate development, management, acquisition, disposition and financing for more than 40 years and with the acquisition, origination, management, disposition and financing of real estate-related debt investments for more than 30 years. Prior to forming the first KBS-affiliated investment advisor in 1992, he served as the Executive Vice President of Koll Investment Management Services and Executive Vice President of Acquisitions/Dispositions for The Koll Company. During the mid-1970s through the 1980s, he was Founder and President of Pacific Development Company and was previously Senior Vice President/Southern California Regional Manager of Ashwill-Burke Commercial Brokerage.

Mr. Schreiber graduated from the University of Southern California with a Bachelor’s Degree in Finance with an emphasis in Real Estate. During his four years at USC, he did graduate work in the then newly formed Real Estate Department in the USC Graduate School of Business. He is currently an Executive Board Member for the USC Lusk Center for Real Estate at the University of Southern California Marshall School of Business/School of Policy, Planning and Development and serves as a member of the Executive Committee for the Public Non-Listed REIT Council for the National Association of Real Estate Investment Trusts. He is also a member of the National Council of Real Estate Investment Fiduciaries. Mr. Schreiber has served as a member of the board of directors and executive committee of The Irvine Company since August 2016, and since December 2016, Mr. Schreiber has served on the Board of Trustees of The Irvine Company.

The board of directors has concluded that Mr. Schreiber is qualified to serve as a director, Chairman of the Board and as our Chief Executive Officer and President for reasons including his extensive industry and leadership experience. With more than 40 years of experience in real estate development, management, acquisition and disposition and more than 30 years of experience with the acquisition, origination, management, disposition and financing of real estate-related debt investments, he has the depth and breadth of experience to implement our business strategy. He gained his understanding of the real estate and real estate-finance markets through hands-on experience with acquisitions, asset and portfolio management, asset repositioning and dispositions. As our Chief Executive Officer and a principal of our advisor, Mr. Schreiber is best-positioned to provide the board of directors with insights and perspectives on the execution of our business strategy, our operations and other internal matters. Further, as a principal of KBS-affiliated investment advisors, as Chief Executive Officer, President, Chairman of the Board and a director of KBS REIT II and KBS Growth & Income REIT, as a director and trustee of The Irvine Company, as Chairman of the Board and a director of KBS US Prime Property Management Pte. Ltd. and as former Chief Executive Officer, Chairman of the Board and a director of KBS REIT I, Mr. Schreiber brings to the board of directors demonstrated management and leadership ability.

Jeffrey K. Waldvogel is our Chief Financial Officer, a position he has held since June 2015. In July 2018, he was also elected our Treasurer and Secretary. He is also the Chief Financial Officer of our advisor and KBS REIT II, positions he has held for each of these entities since June 2015. In August 2018, Mr. Waldvogel was elected the Treasurer and Secretary of KBS REIT II. He is also the Chief Financial Officer, Treasurer and Secretary of KBS Growth & Income REIT, positions he has held since June 2015, April 2017 and April 2017, respectively. From June 2015 until November 2019, he also served as the Chief Financial Officer, Treasurer and Secretary of Pacific Oak Strategic Opportunity REIT and Pacific Oak Strategic Opportunity REIT II. He was Chief Financial Officer of KBS REIT I and KBS Legacy Partners Apartment REIT from June 2015 until their respective liquidations in December 2018.

Mr. Waldvogel has been employed by an affiliate of our advisor since November 2010. With respect to the KBS-sponsored REITs advised by our advisor, he served as the Director of Finance and Reporting from July 2012 to June 2015 and as the VP Controller Technical Accounting from November 2010 to July 2012. In these roles Mr. Waldvogel was responsible for overseeing internal and external financial reporting, valuation analysis, financial analysis, REIT compliance, debt compliance and reporting, and technical accounting.

Prior to joining an affiliate of our advisor in 2010, Mr. Waldvogel was an audit senior manager at Ernst & Young LLP. During his eight years at Ernst & Young LLP, where he worked from October 2002 to October 2010, Mr. Waldvogel performed or supervised various auditing engagements, including the audit of financial statements presented in accordance with GAAP, as well as financial statements prepared on a tax basis. These auditing engagements were for clients in a variety of industries, with a significant focus on clients in the real estate industry.

In April 2002, Mr. Waldvogel received a Master of Accountancy Degree and Bachelor of Science from Brigham Young University in Provo, Utah. Mr. Waldvogel is a Certified Public Accountant (California).

Stacie K. Yamane is our Chief Accounting Officer, a position she has held since January 2010. In July 2018, she was also elected our Assistant Secretary. Ms. Yamane is also the Chief Accounting Officer, Portfolio Accounting of our advisor and Chief Accounting Officer of KBS REIT II and KBS Growth & Income REIT, positions she has held for these entities since October 2008, October 2008 and January 2015, respectively. From August 2009 until November 2019 and from February 2013 until November 2019, she served as Chief Accounting Officer of Pacific Oak Strategic Opportunity REIT and Pacific Oak Strategic Opportunity REIT II, respectively. From August 2009 until its liquidation in December 2018, she served as Chief Accounting Officer of KBS Legacy Partners Apartment REIT; from October 2008 until its liquidation in December 2018, she served as Chief Accounting Officer of KBS REIT I. From July 2007 to December 2008, Ms. Yamane served as the Chief Financial Officer of KBS REIT II and from July 2007 to October 2008 she served as Controller of KBS REIT II; from October 2004 to October 2008, Ms. Yamane served as Fund Controller of our advisor; from June 2005 to December 2008, she served as Chief Financial Officer of KBS REIT I and from June 2005 to October 2008 she served as Controller of KBS REIT I.

Ms. Yamane also serves as Senior Vice President/Controller, Portfolio Accounting for KBS Realty Advisors, a position she has held since 2004. She served as a Vice President/Portfolio Accounting with KBS-affiliated investment advisors from 1995 to 2004. At KBS Realty Advisors, from 2004 through 2015, Ms. Yamane was responsible for client accounting/reporting for two real estate portfolios. These portfolios consisted of industrial, office and retail properties as well as land parcels. Ms. Yamane worked closely with portfolio managers, asset managers, property managers and clients to ensure the completion of timely and accurate accounting, budgeting and financial reporting. In addition, she assisted in the supervision and management of KBS Realty Advisors’ accounting department.

Prior to joining an affiliate of KBS Realty Advisors in 1995, Ms. Yamane was an audit manager at Kenneth Leventhal & Company, a CPA firm specializing in real estate. During her eight years at Kenneth Leventhal & Company, Ms. Yamane performed or supervised a variety of auditing, accounting and consulting engagements including the audit of financial statements presented in accordance with GAAP, as well as financial statements presented on a cash and tax basis, the valuation of asset portfolios and the review and analysis of internal control systems. Her experiences with various KBS-affiliated entities and Kenneth Leventhal & Company give her almost 30 years of real estate experience.

Ms. Yamane received a Bachelor of Arts Degree in Business Administration with a dual concentration in Accounting and Management Information Systems from California State University, Fullerton. She is a Certified Public Accountant (inactive California).

Jeffrey A. Dritley is one of our independent directors and is chair of the conflicts committee, positions he has held since October 2017 and July 2019, respectively. He is also an independent director and chair of the conflicts committee of KBS REIT II, positions he has held since October 2017 and July 2019, respectively. Mr. Dritley is Founder and Managing Partner of Kearny Real Estate Company. Kearny, headquartered in Los Angeles, is a partnership of experienced real estate professionals active in the acquisition, entitlement, repositioning, development, leasing, management and disposition of large, complex commercial projects in Southern California. Since 1993, Kearny has been involved in approximately $4.4 billion of projects including the acquisition and work-out of approximately $2.3 billion of distressed real estate debt.

From 1993 to 2001, Mr. Dritley served as a Managing Director of Morgan Stanley, where he was responsible for the Morgan Stanley Real Estate Fund’s (“MSREF”) West Coast operations and was a member of the global investment committee. During his tenure, MSREF was involved in over $3 billion of transactions, including significant acquisitions, refinancings and work-outs. From 1986 to 1993, Mr. Dritley was employed by The Koll Company, a major real estate development company in the western United States. From 1979 to 1984, Mr. Dritley was employed by Peat, Marwick, Mitchell in Kansas City and New York City.

Mr. Dritley has over 30 years of experience in the real estate industry. His experience has ranged from the acquisition, entitlement, development and redevelopment of over 14 million square feet of properties in Southern California, to creating and managing an organization with over 100 employees in the United States, Europe and Asia focused on buying and restructuring non-performing loans.

From 2009 to 2016 Mr. Dritley served as a director, chairman of the compensation committee and member of the investment committee of Bixby Land Company, a private REIT with assets exceeding $1 billion, and from 2008 to 2016, he served as a Senior Advisor to Trigate Property Partners, a real estate private equity firm that manages a partnership with

CalSTRS. He also has been active in several professional organizations, including the Los Angeles County Economic Development Corporation, for which he served on the Executive Committee, the Urban Land Institute and the Los Angeles Chapter of NAIOP, of which he is a past president. His community involvement included serving on the board of the Neighborhood Youth Association in Venice, California and volunteering his time for youth sports and Boy Scouts. Mr. Dritley is a Certified Public Accountant and holds a Bachelor’s Degree in Business Administration from the University of Missouri and an MBA from Harvard Business School.

The board of directors has concluded that Mr. Dritley is qualified to serve as an independent director for reasons including his expertise in real estate acquisition, restructuring and disposition. His over 30 years of experience in the real estate industry gives him significant experience that will be of great benefit to our company and make him well-positioned to advise the board of directors with respect to potential investment, restructuring and disposition opportunities. As Founder and Managing Partner of Kearny Real Estate Company, Mr. Dritley has encountered the myriad of practical, operational and other challenges that face large real estate companies like ours. Further, in the course of serving on the board of directors of Bixby Land Company and as a Senior Advisor to Trigate Property Partners, Mr. Dritley has developed strong leadership and consensus building skills that are a valuable asset to the board of directors. In addition, as a Certified Public Accountant, he possesses valuable expertise in evaluating the financial and operational results of companies such as ours.

Stuart A. Gabriel, Ph.D. is one of our independent directors and is chair of the audit committee, positions he has held since September 2010 and August 2018, respectively. Professor Gabriel is also an independent director and is chair of the audit committee of KBS REIT II, positions he has held since March 2008 and August 2018, respectively. Professor Gabriel was an independent director of KBS REIT I from June 2005 until its liquidation in December 2018. Since June 2007, Professor Gabriel has served as Director of the Richard S. Ziman Center for Real Estate and Professor of Finance and Arden Realty Chair at the UCLA Anderson School of Management. Prior to joining UCLA he was Director and Lusk Chair in Real Estate at the USC Lusk Center for Real Estate, a position he held from 1999 to 2007. Professor Gabriel also served as Professor of Finance and Business Economics in the Marshall School of Business at the University of Southern California, a position he held from 1990 to 2007. He received a number of awards at UCLA and USC for outstanding graduate teaching. In 2004, he was elected President of the American Real Estate and Urban Economics Association. Professor Gabriel serves on the editorial boards of seven academic journals. He is also a Fellow of the Homer Hoyt Institute for Advanced Real Estate Studies. Since March 2016, Professor Gabriel has served on the board of directors of KB Home and is a member of its audit committee. Professor Gabriel has published extensively on the topics of real estate finance and urban and regional economics. His teaching and academic research experience include analysis of real estate and real estate capital markets performance as well as structured finance products, including credit default swaps, commercial mortgage-backed securities and collateralized debt obligations. Professor Gabriel serves as a consultant to numerous corporate and governmental entities. From 1986 through 1990, Professor Gabriel served on the economics staff of the Federal Reserve Board in Washington, D.C. He also has been a Visiting Scholar at the Federal Reserve Bank of San Francisco. Professor Gabriel holds a Ph.D. in Economics from the University of California, Berkeley.

The board of directors has concluded that Professor Gabriel is qualified to serve as an independent director for reasons including his extensive knowledge and understanding of the real estate and finance markets and real estate finance products. As a professor of real estate finance and economics, Professor Gabriel brings unique perspective to the board of directors. His years of research and analysis of the real estate and finance markets make Professor Gabriel well-positioned to advise us with respect to our investment and financing strategy. This expertise also makes him an invaluable resource for assessing and managing risks facing our company. Through his experience as a director of KBS REIT II and KB Home and as a former director of KBS REIT I, he also has an understanding of the requirements of serving on a public company board.

Ron D. Sturzenegger is one of our independent directors, a position he has held since August 2019. On September 3, 2019, Mr. Sturzenegger was also appointed as an independent director of KBS REIT II.

Mr. Sturzenegger has over 30 years of experience in the real estate industry through his career at major financial institutions. From July 2014 to January 2018, Mr. Sturzenegger was Enterprise Business & Community Engagement Executive at Bank of America, responsible for leading Bank of America’s strategy to integrate the delivery of its products and services to customers and clients in 90 key U.S. markets. In his role overseeing Enterprise Business & Community Engagement, he was responsible for driving global integration opportunities across the enterprise. In addition, Mr. Sturzenegger led Bank of America’s strategy through which leaders representing all the company’s various businesses in a given market or community worked together to integrate the delivery of products and services for customers and clients, including the oversight of the Market Presidents Organization.

From August 2011 to April 2015, Mr. Sturzenegger was on the Management Committee of Bank of America and Legacy Asset Servicing (LAS) Executive at Bank of America, whose responsibilities included resolving legacy mortgage issues following Bank of America’s acquisition of Countrywide Financial and Merrill Lynch during the financial crisis and the downturn in the U.S. housing markets, the management of the servicing of current, delinquent and at-risk loans, and the development and implementation of operational capabilities and processes to address regulators’ concerns regarding robo-signing.

From January 2009 to August 2011, Mr. Sturzenegger served as Managing Director and Global Head of Real Estate, Gaming and Lodging Investment Banking at Bank of America Merrill Lynch, and from January 2002 to December 2008, Mr. Sturzenegger served as Managing Director and Global Head of Real Estate, Gaming and Lodging Investment Banking for Bank of America Securities. From July 1998 to December 2001, he served as Head of Real Estate Mergers and Acquisitions at Bank of America Securities. From July 1986 to June 1998, Mr. Sturzenegger served in various roles at Morgan Stanley in Real Estate Investment Banking. From 1982 to 1984, Mr. Sturzenegger was a Financial Analyst with Bain & Company.

Since January 2020, Mr. Sturzenegger has served on the board of trustees of Conversus StepStone Private Markets. He is a member of its audit committee and nominating and governance committee and serves as the chair of its independent trustees committee. Mr. Sturzenegger serves on the Executive Committee for the policy advisory board for the Fisher Center for Real Estate & Urban Economics. He a member of the advisory board of the Stanford Professionals in Real Estate. Mr. Sturzenegger and his wife previously served as Chairs of the Parents’ Advisory Board for Stanford University. Mr. Sturzenegger holds a Bachelor of Science Degree in Industrial Engineering from Stanford University and an MBA from Harvard Business School.

The board of directors has concluded that Mr. Sturzenegger is qualified to serve as an independent director for reasons including his extensive real estate industry, investment banking and leadership experience. Mr. Sturzenegger’s 30 years of experience in the real estate industry through his career at major financial institutions given him the depth and breadth of experience from which to draw in advising our company. Through his executive and management roles at Bank of America, Mr. Sturzenegger brings to the board demonstrated management and leadership ability.

Compensation of Executive Officers

Our executive officers do not receive compensation directly from us for services rendered to us. Our executive officers are officers and/or employees of, or hold an indirect ownership interest in, our advisor and/or its affiliates, and our executive officers are compensated by these entities, in part, for their services to us. See “—The Conflicts Committee —Certain Transactions with Related Persons” above for a discussion of the fees paid to our advisor and its affiliates.

Compensation of Directors

If a director is also one of our executive officers, we do not pay any compensation to that person for services rendered as a director. The amount and form of compensation payable to our independent directors for their service to us is determined by the conflicts committee, based upon recommendations from our advisor. One of our executive officers, Mr. Schreiber, manages and controls our advisor, and through our advisor, he is involved in recommending and setting the compensation to be paid to our independent directors.

We have provided below certain information regarding compensation earned by or paid to our directors during fiscal year 2019.

Name	Fees Earned or Paid in Cash in 2019	All Other Compensation	Total
Peter M. Bren(1) (2)	$-	$-	$-
Barbara R. Cambon(3)	77,500	-	77,500
Jeffrey A. Dritley	224,694	-	224,694
Stuart A. Gabriel, Ph.D.	219,500	-	219,500
Charles J. Schreiber, Jr.(1)	-	-	-
Ron D. Sturzenegger(4)	51,667	-	51,667

(1)	Directors who are also our executive officers do not receive compensation for services rendered as a director.

(2)	Mr. Bren was elected to the board of directors on July 27, 2018. On April 25, 2019, Mr. Bren passed away.

(3)	Ms. Cambon, who previously served as one of our independent directors, resigned from the board of directors effective as of June 26, 2019.

(4)	On August 28, 2019, Mr. Sturzenegger was appointed as one of our independent directors.

Cash Compensation

We compensate each of our independent directors with an annual retainer of $135,000 as well as paying compensation to our independent directors for attending meetings as follows:

•

each member of the audit committee and conflicts committee is paid $10,000 annually for service on such committees (except that the chair of each of the audit committee and conflicts committee is paid $20,000 annually for service as the chair of such committees);

•

after the tenth board of directors meeting of each calendar year, each independent director is paid (i) $2,500 for each in-person board of directors meeting attended for the remainder of the calendar year and (ii) $2,000 for each teleconference board of directors meeting attended for the remainder of the calendar year;

•

after the tenth audit committee meeting of each calendar year, each member of the audit committee is paid (i) $2,500 for each in-person audit committee meeting attended for the remainder of the calendar year and (ii) $2,000 for each teleconference audit committee meeting attended for the remainder of the calendar year (except that the audit committee chair is paid $3,000 for each in-person and teleconference audit committee meeting attended after the tenth audit committee meeting of each calendar year, for the remainder of each calendar year); and

•

after the tenth conflicts committee meeting of each calendar year, each member of the conflicts committee is paid (i) $2,500 for each in-person conflicts committee meeting attended for the remainder of the calendar year and (ii) $2,000 for each teleconference conflicts committee meeting attended for the remainder of the calendar year (except that the conflicts committee chair is paid $3,000 for each in-person and teleconference conflicts committee meeting attended after the tenth conflicts committee meeting of each calendar year, for the remainder of each calendar year).

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at board of directors meetings and committee meetings.

STOCK OWNERSHIP

The following table shows, as of October 13, 2020, the amount of our common stock beneficially owned (unless otherwise indicated) by (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (2) our directors, (3) our executive officers, and (4) all of our directors and executive officers as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percentage of all Outstanding Shares

Jeffrey A. Dritley, Independent Director	-		-

Stuart A. Gabriel, Ph.D., Independent Director	-		-

Charles J. Schreiber, Jr., Chairman of the Board, Chief Executive Officer, President and Director	20,857	(3)	*

Ron D. Sturzenegger, Independent Director	-		-

Jeffrey K. Waldvogel, Chief Financial Officer, Treasurer and Secretary	-		-

Stacie K. Yamane, Chief Accounting Officer and Assistant Secretary	-		-

All executive officers and directors as a group	20,857	(3)	*

* Less than 1% of the outstanding common stock.

(1) The address of each named beneficial owner is 800 Newport Center Drive, Suite 700, Newport Beach, California 92660.

(2) None of the shares is pledged as security.

(3) These 20,857 shares are owned by KBS Capital Advisors, which is indirectly controlled by Charles J. Schreiber, Jr.

PROPOSAL 1. ELECTION OF DIRECTORS

At the annual meeting, you and the other stockholders will vote on the election of four members of the board of directors. Those persons elected will serve as directors until the next annual meeting and until their successors are duly elected and qualified. The board of directors has nominated the following people for re-election as directors:

•	Charles J. Schreiber, Jr.
•	Jeffrey A. Dritley
•	Stuart A. Gabriel, Ph.D.
•	Ron D. Sturzenegger

Each of the nominees for director is a current director. Detailed information on each nominee is provided under “Certain Information About Management — Executive Officers and Directors.”

Vote Required

Under our charter, a majority of the shares present in person or by proxy at an annual meeting at which a quorum is present is required for the election of the directors. This means that, of the shares present in person or by proxy at an annual meeting, a director nominee needs to receive affirmative votes from a majority of such shares in order to be elected to the board of directors. Because of this majority vote requirement, “withhold” votes and broker non-votes will have the effect of a vote against each nominee for director. If an incumbent director nominee fails to receive the required number of votes for re-election, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is duly elected and qualified.

The appointed proxies will vote your shares of common stock as you instruct. If you submit a proxy card with no further instructions, the appointed proxies will vote your shares FOR all of the director nominees listed above. If any nominee becomes unable or unwilling to stand for re-election, the board of directors may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.

Whether or not you plan to attend the annual meeting and vote in person, we urge you to have your vote recorded. Stockholders have the following three options for submitting their votes by proxy: (i) via the Internet, (ii) by telephone or (iii) by mail, using the enclosed proxy card. YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL NOMINEES

LISTED FOR RE-ELECTION AS DIRECTORS.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

At the annual meeting, you and the other stockholders will vote on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020.

During the year ended December 31, 2019, Ernst & Young LLP served as our independent registered public accounting firm and provided certain tax and other services. Ernst & Young LLP has served as our independent registered public accounting firm since our formation. The audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020.

The audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm. In making its determination regarding whether to appoint or retain a particular independent registered public accounting firm, the audit committee takes into account the opinions of management and our internal auditors in assessing the independent registered public accounting firm’s qualifications, performance and independence.

Although not required by law or our governance documents, we believe ratification of this appointment is good corporate practice because the audit of our books and records is a matter of importance to our stockholders. Even if the appointment of Ernst & Young LLP is ratified, the audit committee may, however, select a new independent registered public accounting firm at any time in the future in its discretion if it deems such decision to be in our best interest. Any such decision would be disclosed to our stockholders in accordance with applicable securities laws. If the appointment of Ernst & Young LLP is not ratified by our stockholders, the audit committee may consider whether it should appoint another independent registered public accounting firm.

We expect that Ernst & Young LLP representatives will be present at the annual meeting and they will have the opportunity to make a statement if they desire to do so. In addition, we expect that the Ernst & Young LLP representatives will be available to respond to appropriate questions posed by stockholders.

Vote Required

Under our bylaws, a majority of the votes cast at an annual meeting at which a quorum is present is required for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020. Abstentions, if any, will not affect the outcome of this proposal. Your shares may be voted for this proposal if they are held in the name of a brokerage firm even if you do not provide the brokerage firm with voting instructions.

The appointed proxies will vote your shares of common stock as you instruct. If you submit a proxy card with no further instructions, the appointed proxies will vote your shares FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020.

Whether or not you plan to attend the annual meeting and vote in person, we urge you to have your vote recorded. Stockholders have the following three options for submitting their votes by proxy: (i) via the Internet, (ii) by telephone or (iii) by mail, using the enclosed proxy card. YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING

DECEMBER 31, 2020.

STOCKHOLDER PROPOSALS

Any proposals by stockholders for inclusion in proxy solicitation material for the next annual meeting of stockholders must be received by our Secretary, Jeffrey K. Waldvogel, at our executive offices no later than June 24, 2021. However, if we hold the annual meeting before November 14, 2021 or after January 13, 2022, stockholders must submit proposals for inclusion in our proxy statement within a reasonable time before we begin to print our proxy materials. The mailing address of our executive offices is 800 Newport Center Drive, Suite 700, Newport Beach, California 92660. If a stockholder wishes to present a proposal at the next annual meeting, whether or not the proposal is intended to be included in the proxy materials, our bylaws require that the stockholder give advance written notice to our Secretary by July 24, 2021.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the annual meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holder.

C/O DST SYSTEMS, INC. P.O. BOX 219015 KANSAS CITY, MO 64121

PROXY VOTING INSTRUCTIONS

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up through December 13, 2020. Have your proxy card in hand.

VOTE BY MAIL

Mark, sign and date your proxy card and return it (for receipt by December 13, 2020) in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up through December 13, 2020. Have your proxy card in hand when you access the web site.

Your QR vote, telephone vote or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

Control Number located in box below:

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D25030-P45724	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KBS REAL ESTATE INVESTMENT TRUST III, INC. (the “Company”)
The Board of Directors recommends a vote FOR all nominees listed in Proposal 1.
1.	Election of Directors	For	Withhold

	1a. Schreiber	☐	☐
	1b. Dritley	☐	☐
	1c. Gabriel	☐	☐
	1d. Sturzenegger	☐	☐

The Board of Directors recommends a vote FOR Proposal 2.				For	Against	Abstain

2.	The ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2020.			☐	☐	☐

Please sign exactly as your name appears on this proxy card. When shares of common stock are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by general partner or other authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

KBS REAL ESTATE INVESTMENT TRUST III, INC.

Annual Meeting

Monday, December 14, 2020 at 11:00 a.m. (Pacific)

The Offices of KBS

800 Newport Center Drive

7th Floor Boardroom

Newport Beach, CA 92660

Your Vote is Important!

FOLD HERE BEFORE INSERTING INTO RETURN ENVELOPE

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D25031-P45724

KBS Real Estate Investment Trust III, Inc.

THE OFFICES OF KBS

800 NEWPORT CENTER DRIVE

7TH FLOOR BOARDROOM

NEWPORT BEACH • CA 92660

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints Charles J. Schreiber, Jr., Jeffrey K. Waldvogel and Stacie K. Yamane, and each of them, as proxy and attorney-in-fact, each with the power to appoint his or her substitute, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of stockholders of KBS REAL ESTATE INVESTMENT TRUST III, INC. to be held on Monday, December 14, 2020, and at any adjournments or postponements thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if personally present, as indicated on the reverse side of this card. The undersigned acknowledges receipt of the notice of annual meeting of stockholders, the proxy statement and the annual report.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” all nominees listed in Proposal 1 and “FOR” Proposal 2. The proxies are authorized to vote upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders: The following materials are available at www.proxyvote.com: Notice and Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2019.